Exhibit 4.5

[ ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

_____________________________________________________________________

LICENSE AGREEMENT

BY AND BETWEEN

NOVARTIS PHARMA AG

AND

MOLECULAR PARTNERS AG

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EXHIBIT A – COMPOUNDS
EXHIBIT B – [PURPOSEFULLY BLANK]
EXHIBIT C – PURCHASED INVENTORY
EXHIBIT D – DEVELOPMENT PLAN
EXHIBIT E – SAMPLE INVOICE
EXHIBIT F – MPAG PATENTS
EXHIBIT G – PRESS RELEASE
SCHEDULE 13.2(C)– RESOLUTION OF TRANSITION PLAN AGREEMENTS

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SCHEDULE 14.2– DISCLOSURES

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LICENSE AGREEMENT
This LICENSE AGREEMENT (“License Agreement”) is made as of this 17th day of January, 2022 (“Execution Date”), by and between (a) Novartis Pharma AG, a Swiss corporation with offices at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”); and (b) Molecular Partners AG, a Swiss corporation, with offices at Wagistrasse 14, 8952 Zurich-Schlieren, Switzerland (“MPAG”). Novartis and MPAG are each referred to individually as a “Party” and together as the “Parties.”
RECITALS
WHEREAS, MPAG owns or otherwise Controls the MPAG Patents and MPAG Know-How (each as defined below) relating to the MPAG Compounds and Products (as defined below);
WHEREAS, pursuant to that certain Option and Equity Rights Agreement between the Parties, dated as of October 27, 2020 (the “Option Agreement”), Novartis has exercised its exclusive option to obtain the License (as defined below) with respect to the MPAG Patents and MPAG Know-How relating to the MPAG Compounds and Products;
WHEREAS, pursuant to the terms and conditions of this License Agreement, MPAG desires to grant, and Novartis desires to accept, a right and license to develop, manufacture and commercialize the Products on a worldwide basis in the Field, subject to paying MPAG certain payments set out herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows.
1.DEFINITIONS AND INTERPRETATION
1.1Definitions. The terms in this License Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this License Agreement.
“Accounting Standards” means, IFRS (International Financial Reporting Standards), as generally and consistently applied by Novartis and its Affiliates. Novartis shall promptly notify MPAG in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that Novartis may only use internationally recognized accounting principles (e.g., IFRS, US GAAP).
“Acquirer” shall have the meaning set forth in Section 17.2.
“Act” shall have the meaning set forth in Section 5.6.
“Affiliate” means, with respect to a Party, any person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest, in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%) and, in such case, such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

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“Alliance Director” shall have the meaning set forth in Section 3.5.
“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, cantonal, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.
“Audited Party” shall have the meaning set forth in Section 9.6(b).
“Auditing Party” shall have the meaning set forth in Section 9.6(b).
“Auditor” shall have the meaning set forth in Section 9.6(b).
“Biosimilar Product” means, in a particular country with respect to a particular Product (the “Reference Product”), any biopharmaceutical product that: (a) has received all necessary approvals by the applicable Regulatory Authorities in such country to market and sell such product as a biopharmaceutical product through reference to the MAA and Regulatory Approval of the Reference Product pursuant to an expedited regulatory approval process governing approval of generic biologics based on the then-current standards for regulatory approval in such country (e.g., the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law); (b) is marketed or sold in such country by a Third Party that (i) has not obtained the rights to market or sell such product as a sublicensee or distributor of Novartis or any of its Affiliates or sublicensees, including pursuant to a license or settlement in connection with litigation with Novartis, its Affiliate or a sublicensee under the Biologics Price Competition and Innovation Act of 2009 or an equivalent under foreign law and (ii) did not purchase such product in a chain of distribution that included Novartis or any of its Affiliates or sublicensees; and (c) is approved as (i) a “biosimilar” (as defined in the United States under 42 U.S.C. § 262(i)(2)) of the Reference Product, (ii) a “similar biological medicinal product” (in the EU in accordance with Directive 2001/83/EC) with respect to which the Reference Product is the “reference medicinal product,” or (iii) if not in the US or EU, the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Reference Product.
“BLA” means a Biologics License Application as defined in the Act and the regulations promulgated thereunder.
“Business Day” means a day other than a Saturday, Sunday, or a bank or other public holiday in Basel, Switzerland.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall extend from the first day of such three (3)-month period until the last day of the Term.
“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31; provided, that: (a) the first Calendar Year of the Term shall extend from the Effective Date to December 31; and (b) the final Calendar Year of the Term shall extend from January 1 until the last day of the Term.
“Change of Control” means, with respect to MPAG: (a) a merger, reorganization, combination or consolidation of MPAG with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of MPAG (or, if applicable, the ultimate parent of MPAG)

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immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such merger, reorganization, combination or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or other voting interest of MPAG; or (c) the sale or other transfer (in one (1) transaction or a series of related transactions) to a Third Party of all or substantially all of MPAG’s assets. Notwithstanding the foregoing, a Change of Control excludes any change in domicile and any transaction involving the public issuance of securities of MPAG purely for financing purposes.
“CHF” means the lawful currency of Switzerland.
“Claim” or “Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature whatsoever.
“Clinical Collaboration Agreement” means the clinical collaboration agreement between [***], as amended by the parties from time to time, including as amended on or about the Execution Date.
“Code” shall have the meaning set forth in Section 12.4.
“Collaboration Partner” shall have the meaning set forth in Section 14.2(o).
“Combination Products” shall have the meaning set forth in the definition of Net Sales.
“Commercial Indication” means the treatment or prevention of SARS-CoV-2.
“Commercial Territories” means the [***]; provided, that the specific countries and jurisdictions in the Commercial Territory may be modified during the Term as agreed by the Parties in the Governance Committee.
“Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell a product and/or conduct other commercialization activities, and “Commercialization” means commercialization activities relating to a product, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling a product. “Commercialized” has a correlative meaning.
“Commercially Reasonable Efforts” means such reasonable, diligent, and good-faith efforts to undertake an activity as Novartis would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts shall be substantially similar to those efforts and resources commonly used by Novartis for a product owned by it or to which it has rights, which product is of similar market and economic potential as the Product, and at a similar stage in its development or product life as the Product, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, the profitability, and other relevant factors commonly considered in similar circumstances (including access and coverage factors). It is anticipated that the level of effort may change over time, reflecting changes in the status of a Product.
“Competing Program” shall have the meaning set forth in Section 2.4(a).

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“Confidential Information” means all Know-How and other proprietary information and data of a financial, scientific, commercial or technical nature which the Disclosing Party has supplied or otherwise made available to the Recipient Party, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this License Agreement.
“Control” or “Controlled” means, with respect to any Know-How, Patent Rights or Trademarks, that a Party owns or has a license to such Know-How, Patent Rights or Trademarks and, in each case, has the power to grant to the other Party access, a license, a sublicense or other rights (as applicable) to the same on the terms and conditions set forth in this License Agreement without violating any obligations of the granting Party to a Third Party.
“Debarred Person” shall have the meaning set forth in Section 14.1(f).
“Develop” or “Development” means drug research and development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, technical development, process development, statistical analysis, pre-clinical and clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of BLAs and MAAs. “Developed” has a correlative meaning.
“Development Plan” shall have the meaning set forth in Section 5.1.
“Disclosing Party” shall have the meaning set forth in Section 11.1.
“Dispute” shall have the meaning set forth in Section 17.5.
“Effective Date” means the Execution Date.
“EMA” means the European Medicines Agency or any successor entity thereto.
“Enabling IP” means the MPAG Enabling Know-How and the MPAG Enabling Patents.
“Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal or security interest of any kind.
“EUA” means, with respect to a Product, approval by the FDA under §564 of the FD&C Act to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions caused by chemical, biological, radiological and nuclear threat agents when there are no adequate, approved, and available alternatives.
“European Union” or “EU” means the European Union member states as then constituted. As of the Execution Date, the European Union member states are Austria, Belgium, Bulgaria, Croatia, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.
“Execution Date” shall have the meaning set forth in the first paragraph of this License Agreement.
“FD&C Act” means the U. S. Federal Food, Drug, and Cosmetic Act, as amended.
“FDA” means the U. S. Food and Drug Administration or any successor entity.

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“Field” means all uses of the Products in all (existing and future) indications in humans and animals.
“First Commercial Sale” means, with respect to a Product in a country in the Territory, the first arm’s length sale for monetary value of such Product by Novartis, its Affiliate, or their sublicensee to a Third Party or Governmental Authority for end use or consumption of such Product in such country following Regulatory Approval for sale of such Product in such country. Sales or transfers of reasonable quantities of a Product for Development, including proof of concept studies or other clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.
“Force Majeure” shall have the meaning set forth in Section 17.7.
“FTE” means a full-time equivalent person year (consisting of a total of [***]) of activities undertaken by MPAG.
“FTE Rate” means the rate per FTE of [***] with respect to activities conducted pursuant to this License Agreement.
“Funding Agreement” shall have the meaning set forth in Section 8.6.
“GCP” means the applicable then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, Good Clinical Practices established through FDA guidances, and, outside the United States, Guidelines for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6).
“GLP” means the applicable then-current good laboratory practice standards as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including in the United States, those promulgated or endorsed by the FDA in U.S. 21 C.F.R. Part 58, or the equivalent thereof as promulgated or endorsed by the applicable Regulatory Authorities outside of the United States.
“GMP” means all applicable standards relating to manufacturing practices for fine chemicals, intermediates, bulk products or finished pharmaceutical products, as are required by applicable Regulatory Authorities or Applicable Law in the relevant jurisdiction, including, as applicable, (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211, (b) all applicable requirements detailed in the EMA’s “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, and (c) all equivalent Applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of the applicable compound or pharmaceutical product, as applicable.
“Governance Committee” shall have the meaning set forth in Section 3.1.
“Governmental Authority” means any court, administrative body, local authority or other governmental or quasi-governmental entity with competent jurisdiction, any supra-national, national, federal, state, municipal, provincial or local governmental, regulatory or administrative authority, agency, commission, court tribunal, arbitral body, self-regulated entity, private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or other governmental entity, including any relevant Regulatory Authority.
“IND” means an Investigational New Drug application in the U.S. filed with the FDA or the corresponding application for the investigation of pharmaceutical products in any other country or group

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of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.
“Indemnified Party” shall have the meaning set forth in Section 15.3.
“Indemnifying Party” shall have the meaning set forth in Section 15.3.
“Insolvency Event” means, in relation to either Party, any of the following: (a) that a Party admits in writing to that the other Party that is has or will cease to function as a going concern by suspending or discontinuing its business; (b) that Party shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any such Party shall make a general assignment for the benefit of its creditors; (c) there shall be commenced against such Party any case, proceeding or other action of a nature referred to in clause (b) above that (I) results in the entry of an order for relief or any such adjudication or appointment or (II) remains undismissed, undischarged or unbonded for a period of [***]; (d) any case, proceeding or other action has been commenced against such Party seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within [***] from the entry thereof; or (e) such Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (b), (c) or (d) above.
“Joint IP” shall have the meaning set forth in Section 10.2.
“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their Manufacture, Development, registration, use or Commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the Development, Manufacture, use or Commercialization of or which may be useful in studying, testing, Development, production or formulation of products, or intermediates for the synthesis thereof.
“License” shall have the meaning set forth in Section 2.1.
“License Agreement” shall have the meaning set forth in the first paragraph of this License Agreement.
“Licensed IP” means all Know-How, Patent Rights, and any other intellectual property rights licensed to Novartis under the License or pursuant to Sections 2.5(a) or Section 10.7(b).
“Loss of Market Exclusivity” means, with respect to a Product on a country-by-country basis, the Net Sales of such Product in that country in the most recent Calendar Quarter are less than [***] as compared with the Net Sales of such Product in that country in the Calendar Quarter preceding the marketing or sale of the first Biosimilar Product of such Product.

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“Losses” shall have the meaning set forth in Section 15.1.
“MAA” means an application for the authorization to market the product in any country or group of countries outside the United States, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.
“Manufacture” means, with respect to a compound or product, activities directed to the sourcing and purchasing of materials, producing, manufacturing, processing, compounding, filling, finishing, packing, packaging, labeling, leafleting, quality assurance, quality control testing and release, shipping, storage, and sample retention of such compound or product. “Manufactured” and “Manufacturing” have correlative meanings.
“Minimum Shelf Life” shall have the meaning set forth in Section 6.3.
“MP0420” means the multi-specific designed ankyrin repeat protein with the amino acid sequence set forth on Exhibit A hereto, including certain sequence variants thereof, and any other chemically modified versions of such proteins, and any fused or conjugated versions of any of the foregoing, [***] set forth on Exhibit A hereto.
“MP0423” means the multi-specific designed ankyrin repeat protein with the amino acid sequence set forth on Exhibit A hereto, including certain sequence variants thereof, and any other chemically modified versions of such proteins, and any fused or conjugated versions of any of the foregoing, [***] set forth on Exhibit A hereto.
“MPAG” shall have the meaning set forth in the first paragraph of this License Agreement.
“MPAG Background Technology” means any intellectual property (including Patent Rights and Know-How) related to [***] which was Controlled by MPAG or its Affiliates prior to the Execution Date or is thereafter acquired or created by MPAG independently of and not in connection with this License Agreement.
“MPAG Compounds” means MP0420 and MP0423, collectively, and the correlative, “MPAG Compound” means either of MP0420 or MP0423, as applicable.
“MPAG Controlled Third Party Infringement” shall have the meaning set forth in Section 10.6(c).
“MPAG Enabling Know-How” means all Know-How (other than MPAG Products Know-How) Controlled by MPAG or any of its Affiliates as of the Execution Date or thereafter during the Term that relates to the Platform.
“MPAG Enabling Patents” means all Patent Rights (other than MPAG Products Patents) Controlled by MPAG or any of its Affiliates as of the Execution Date or thereafter during the Term having claims that are necessary or reasonably useful for the research, Development, Manufacture, preparation, use or Commercialization of the MPAG Compounds or any Product in the Field in the Territory. The MPAG Enabling Patents existing as of the Execution Date are set forth on Exhibit F-2.
“MPAG Indemnitees” shall have the meaning set forth in Section 15.2.
“MPAG Know-How” means the MPAG Enabling Know-How and MPAG Products Know-How.
“MPAG Managed Patents” shall have the meaning set forth in Section 10.5(c).

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“MPAG Ongoing Clinical Trial” shall have the meaning set forth in Section 5.3.
“MPAG Ongoing Clinical Trial Costs” means all documented external costs on a pass-through basis and internal expenses at the FTE Rate, in each case, that are reasonably incurred by MPAG in the conduct of an MPAG Ongoing Clinical Trial that are incurred in performance of such activities in accordance with the Development Plan (as defined in the Option Agreement) or the Development under this License Agreement.
“MPAG Option Period Products Manufacturing Process” means the MPAG Know-How existing as of [***] that is necessary or reasonably useful to Manufacture the MPAG Compounds and the Products.
“MPAG Patents” means the MPAG Enabling Patents and MPAG Products Patents.
“MPAG Produced Purchased Inventory” means any and all Purchased Inventory that was Manufactured at a Manufacturing Facility (as identified on Exhibit C hereto) that is not owned or controlled by Novartis or its Affiliates.
“MPAG Products Know-How” means all Know-How Controlled by MPAG or any of its Affiliates as of the Execution Date or thereafter during the Term that is necessary for and relates solely and specifically to the research, Development, Manufacture, preparation, use, or Commercialization of the MPAG Compounds or any Product. For the avoidance of doubt, MPAG Products Know-How includes Option Period Data and Option Period Inventions, but excluding the Option Period Manufacturing IP and the New Manufacturing IP.
“MPAG Products Manufacturing Process” means the MPAG Know-How as of Execution Date necessary or reasonably useful to Manufacture the MPAG Compounds or any Product. For the avoidance of doubt, MPAG Products Manufacturing Process includes MPAG Option Period Products Manufacturing Process.
“MPAG Products Patents” means all Patent Rights Controlled by MPAG or any of its Affiliates as of the Execution Date or thereafter during the Term having claims solely and specifically covering a MPAG Compound or a Product, its use, composition, formulation, preparation or Manufacture. The MPAG Products Patents existing as of the Execution Date are set forth on Exhibit F-1.
“Net Sales” means the net sales recorded by Novartis or any of its Affiliates or sublicensees (excluding distributors and wholesalers) for any Product sold to Third Parties other than sublicensees as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of [***] for direct expenses related to the sales of the Product, distribution and warehousing expenses and uncollectible amounts on previously sold products. The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include the following:
(i)    normal trade and cash discounts;
(ii)    amounts repaid or credited by reasons of defects, rejections, recalls or returns;
(iii)    rebates and chargebacks to customers and Third Parties (including Medicare, Medicaid, Managed Healthcare and similar types of rebates);
(iv)    amounts provided or credited to customers through coupons and other discount programs;

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(v)    delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;
(vi)    fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and
(vii)    other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Novartis’ Accounting Standards.
With respect to the calculation of Net Sales:
(a)    Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party and sales between or among Novartis and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales;
(b)    If a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under the Accounting Standards are met;
(c)    In the event that a Product is sold in a finished dosage form containing a MPAG Compound or a Product in combination with one or more other active ingredients (a “Combination Product”), the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product containing the MPAG Compound as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of MPAG Compound and other active ingredient components that are included in the Combination Product, then [***]. If the weighted average sale price cannot be determined for the Product or other product(s) containing the single MPAG Compound or component(s), the calculation of Net Sales for Combination Products will be [***]; and
(d)    Net Sales shall not include [***].
“New Manufacturing IP” means any Know-How or Patent Rights generated by or on behalf of either Party or its Affiliates that are improvements of the MPAG Products Manufacturing Process or are otherwise necessary for the Manufacture of the MPAG Compounds or the Products. Notwithstanding the foregoing, New Manufacturing IP excludes Novartis Background Technology and MPAG Background Technology.
“NIAID Clinical Trial Agreement” means the clinical trial agreement dated [***] between the [***].
“Novartis” shall have the meaning set forth in the first paragraph of this License Agreement.
“Novartis Background Technology” means any intellectual property (including Patent Rights and Know-How) related to the formulation and Manufacturing of pharmaceutical products which was Controlled by Novartis or its Affiliates prior to the Execution Date or is acquired or created by Novartis independently of and not in connection with this License Agreement.
“Novartis Controlled Third Party Infringement” shall have the meaning set forth in Section 10.6(b).

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“Novartis Indemnitees” shall have the meaning set forth in Section 15.1.
“Novartis Managed Patents” shall have the meaning set forth in Section 10.5(a).
“Option Agreement” shall have the meaning set forth in the recitals of this License Agreement.
“Option Period Data” means all data (including raw data) and results generated by or on behalf either Party in the performance of the Parties’ respective Development activities conducted under the Option Agreement.
“Option Period Inventions” means all inventions, whether or not patentable, including any Know-How, that are discovered, conceived, reduced to practice or otherwise made by or on behalf of either Party in the performance of the Parties’ respective Development activities conducted under the Option Agreement. Notwithstanding the foregoing, Option Period Inventions exclude Option Period Data and Option Period Manufacturing IP.
“Option Period Manufacturing IP” means any Know-How or Patent Rights generated by or on behalf of either Party or its Affiliates prior to the Effective Date that are improvements of the MPAG Option Period Products Manufacturing Process or are otherwise necessary for the Manufacture of MPAG Compounds or the Products. Notwithstanding the foregoing, Option Period Manufacturing IP excludes Novartis Background Technology and MPAG Background Technology.
“Pan-COVID Product” means any product (other than the Products), the rights to which are owned or controlled by MPAG, which is indicated for infections and/or diseases caused by at least two coronaviruses, including in all cases SARS-CoV-2.
“Party” and “Parties” shall have the meaning set forth in the first paragraph of this License Agreement.
“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).
“Pharmacovigilance Agreement” shall have the meaning set forth in Section 5.7.
“Platform” means MPAG’s proprietary DARPin® platform technology, pursuant to which MPAG produces pharmaceutical product candidates, including the Products, utilizing DARPin® libraries and protein modules and domains.
“POC Trial” means, with respect to a Pan-COVID Product, the first clinical trial for which the results suggest that it is, in the reasonable opinion of [***], reasonably likely that the key attributes of success for such Pan-COVID Product are present and the key causes of failure of such Pan-COVID Product are absent, taking into account all relevant factors, including safety, efficacy, pharmaceutics, and commercial and regulatory issues.
“Products” means any pharmaceutical or biologic product containing either or both of MP0420 or MP0423, in any mode of administration, alone or in combination with any other active agent, including any new dosage strengths, presentations, formulations, methods of administration and line extensions Developed by or on behalf of Novartis under and pursuant to this License Agreement.

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“Products IP” means the MPAG Products Know-How and the MPAG Products Patents.
“Product Domain Names” shall have the meaning set forth in Section 10.7(c).
“Product Marks” shall have the meaning set forth in Section 10.7.
“Purchased Inventory” shall have the meaning set forth in Section 6.3.
“Quality Agreement” shall have the meaning set forth in Section 5.8(a).
“Recipient Party” shall have the meaning set forth in Section 11.1.
“Regulatory Approval” means, with respect to a Product in any country or other jurisdiction, any approval (including, where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in such country or other jurisdiction that is necessary to market and sell such Product in such country or jurisdiction, including in the US, an EUA.
“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for biopharmaceutical products, including the FDA, EMA, European Commission and any corresponding national or regional regulatory authorities.
“Regulatory Exclusivity” means, with respect to any country or multi-country jurisdiction, an additional market protection, other than patent protection, granted by a Regulatory Authority in such country which confers on Novartis, its Affiliates or sublicensees the exclusive right, either through data exclusivity or market exclusivity, to market and sell a Product in such country or multi-country jurisdiction and which prevents the Regulatory Approval of any Third Party pharmaceutical or biologic product containing either or both of the MPAG Compounds as contained in such Product (e.g., new biologic entity exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, new patient population exclusivity, pediatric exclusivity, or any applicable data or marketing exclusivity).
“Regulatory Filings” means, with respect to a product, any submission to a Regulatory Authority of any appropriate regulatory application with respect to such product, including any submission to a regulatory advisory board, marketing authorization application, EUA application, and any supplement or amendment thereto, including any IND, BLA, MAA, or the corresponding application in any other country or group of countries with respect to such product.
“Regulatory Materials” means, all regulatory applications, submissions, notifications, communications, correspondences, registrations, approvals, and other filings submitted to, received from or otherwise conducted with a Regulatory Authority in order to exploit a MPAG Compound or Product in the Field in a particular country or jurisdiction in the Territory, including Regulatory Filings, Regulatory Approvals, and EUAs.
“ROFN Election Period” shall have the meaning set forth in Section 2.3(a).
“ROFN Expiration” shall have the meaning set forth in Section 2.3(c).
“ROFN Negotiation Period” shall have the meaning set forth in Section 2.3(b).
“ROFN Notice” shall have the meaning set forth in Section 2.3.
“ROFN Transaction” shall have the meaning set forth in Section 2.3.

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“Royalty Rate” shall have the meaning set forth in Section 8.2(a).
“Royalty Term” shall have the meaning set forth in Section 8.2(b).
“Sales & Royalty Report” means a written report or reports showing each of: (a) the date of a First Commercial Sale for each Product in each country in each Commercial Territory, (b) the amount of Net Sales in local currency and in USD, of each Product in the Commercial Territories on a country-by-country basis, during the applicable reporting period by Novartis and its Affiliates and their respective sublicensees; (c) the royalties payable, in CHF, which shall have accrued hereunder with respect to such Net Sales; and (d) any amounts received by Novartis, its Affiliates, or their sublicensees [***].
“Swiss Confederation Early Research Investment and Reservation Agreement” means that certain preclinical-stage agreement (Reservationsvertrag) between the Swiss Confederation and MPAG dated as of [***], as amended between the parties to the agreement prior to the Execution Date.
“Term” shall have the meaning set forth in Section 12.1.
“Terminated Product” means: (a) in the case of termination of this License Agreement with respect to a Product pursuant to Section 12.2 or Section 12.3, the Product subject to such termination and the applicable MPAG Compound therein; and (b) in the case of termination of this License Agreement in its entirety, all Products in all countries in the Territory.
“Term Sheet ROFN Negotiation Period” shall have the meaning set forth in Section 2.3(b).
“Territory” means worldwide.
“Third Party” means any person other than a Party or an Affiliate of a Party.
“Third Party Infringement” shall have the meaning set forth in Section 10.6(a).
“Third Party IP” shall have the meaning set forth in Section 8.5(b).
“Trademark” means any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, product name, delivery form name, certification mark, collective mark, domain name, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
“Transition Plan” shall have the meaning set forth in Section 13.2(c).
“Transition Plan Agreements” shall have the meaning set forth in Section 13.2(c).
“United States” or “U.S.” means the United States of America, its territories and possessions.
“USD” or “US$” means the lawful currency of the United States.
“Valid Claim” means an issued or pending claim in any of the patents (including pending patent applications) that are licensed to Novartis (MPAG Products Patents and MPAG Enabling Patents) or that are Joint IP[***] which has not expired or lapsed or been revoked, abandoned or held invalid or unenforceable by a final unappealable or unappealed decision by an applicable court or agency, provided

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that a pending claim that has been pending for more than [***] shall no longer be considered a Valid Claim.
1.2Interpretation. In this License Agreement, unless otherwise specified:
(a)“includes” and “including” shall mean respectively includes and including without limitation;
(b)“or” is used in the inclusive sense (“and/or”) unless the context otherwise requires;
(c)“hereof,” “herein,” and “herewith,” and words of similar import, shall, unless otherwise stated, be construed to refer to this License Agreement as a whole and not to any particular provision of this License Agreement;
(d)“will” shall be construed to have the same meaning and effect as the word “shall;”
(e)a Party includes its permitted assignees or the respective successors in title to substantially the whole of its undertaking;
(f)a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted in accordance with any requirements with respect to such amendment or re-enactment;
(g)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(h)the Exhibits, Schedules and other attachments form part of the operative provision of this License Agreement and references to this License Agreement shall, unless the context otherwise requires, include references to the Exhibits, Schedules and attachments;
(i)the headings in this License Agreement are for information only and shall not be considered in the interpretation of this License Agreement;
(j)general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and
(k)the Parties agree that the terms and conditions of this License Agreement are the result of negotiations between the Parties and that this License Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this License Agreement.
2.LICENSE
2.1License Grant. Subject to the terms and conditions of this License Agreement, MPAG hereby grants to Novartis (a) an exclusive (subject to Section 2.6, including as to MPAG and its Affiliates), perpetual (subject to Section 13), sub-licensable and worldwide license to (i) all MPAG Products Patents and MPAG Products Know-How, and (ii) MPAG’s interest in all Joint IP to the extent exclusively related to the MPAG Compounds or Products and (b) a non-exclusive, perpetual (subject to subject to Section 13 (other than with respect to subsection (ii))), sub-licensable license, under (i) the MPAG Enabling Patents and MPAG Enabling Know-How and (ii) MPAG’s interest in the New Manufacturing IP, in each case of the foregoing subsections (a) and (b), to research, Develop, Manufacture, Commercialize or otherwise

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exploit the MPAG Compounds and Products in the Field in the Territory (collectively the “License”). The License shall bear royalties in accordance with the terms of Section 8.2.
2.2Sublicense Rights; Subcontracting.
(a)Subject to the terms and conditions of this License Agreement, Novartis may sublicense the rights granted to it by MPAG under this License Agreement through multiple tiers and without reference to MPAG, including subcontracting to Third Parties the performance of tasks and obligations with respect to the Development, Manufacture and Commercialization of the Product; provided, that (i) any such sublicenses shall be in writing, be consistent with the terms and conditions of this License Agreement, and require the applicable sublicensee to comply with all applicable terms of this License Agreement, (ii) Novartis shall remain responsible for the performance of all of its sublicensees to the same extent as if such activities were conducted by Novartis, and shall remain responsible for any payments due to MPAG under this License Agreement with respect to activities of any sublicensees, and (iii) within [***] after the execution of any sublicense agreement with a Third Party, Novartis shall provide MPAG with a copy of such sublicense agreement, provided, that Novartis may redact any terms of such sublicense agreement (x) to the extent not pertinent to either Party’s rights or obligations under this License Agreement or verification of compliance with the requirements of this License Agreement or (y) that are financial in nature or are otherwise competitively sensitive; provided, that the foregoing subsection (iii) shall not apply to agreements with subcontractors.
(b)Novartis may exercise its rights and perform its rights and obligations under this License Agreement itself or through any of its Affiliates, provided, that Novartis shall remain responsible for the performance of all of its Affiliates to the same extent as if such activities were conducted by Novartis, and shall remain responsible for any payments due to MPAG under this License Agreement with respect to activities of any Affiliates.
1.3Right of First Negotiation. On a Pan-COVID Product-by-Pan-COVID Product basis, upon the earlier of (i) completion of a POC Trial for such Pan-COVID Product or (ii) MPAG’s decision to commence any negotiations with any Third Party (including discussions commenced in response to an unsolicited offer received from such Third Party) regarding a transaction to license, sell, transfer, divest or otherwise encumber or dispose (other than through a Change of Control) its interest in any such Pan-COVID Product (a “ROFN Transaction”), MPAG shall first promptly notify Novartis in writing of the occurrence of such event (an “ROFN Notice”), which notice shall include (if applicable) [***], and the following provision shall then apply:
(a)Novartis shall have [***] after receipt of a ROFN Notice (the “ROFN Election Period”) to elect to enter into exclusive negotiations with MPAG for a ROFN Transaction with respect to the applicable Pan-COVID Product. During a ROFN Election Period, [***].
(b)If Novartis notifies MPAG in writing during a ROFN Election Period that Novartis elects to enter into negotiations for a ROFN Transaction, MPAG shall [***] (the “Term Sheet ROFN Negotiation Period”) and (ii) if the Parties [***] (together with the Term Sheet ROFN Negotiation Period, the “ROFN Negotiation Period”).
(c)With respect to any Pan-COVID Product, if (i) Novartis does not elect to enter into [***] negotiations for a ROFN Transaction with respect to such Pan-COVID Product in accordance with Section 2.3(a), (ii) [***] prior to the expiration of the Term Sheet ROFN Negotiation Period in accordance with Section 2.3(b), or (iii) [***] prior to the expiration of the applicable ROFN Negotiation Period in accordance with Section 2.3(b), then (in the case of any of (i),(ii),

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or (iii)) Novartis shall no longer have any rights with respect to such Pan-COVID Product (a “ROFN Expiration”) [***].
2.4Non-Competition.
(a)Until the [***] of the Effective Date, MPAG shall not, shall ensure and herewith warrants that none of its Affiliates shall, anywhere in the Territory, directly or indirectly, [***] nor shall MPAG or any of its Affiliates enter into any license, agreement or other arrangement with a Third Party to do any of the foregoing (any of the foregoing prohibited activities a “Competing Program”).
(b)Notwithstanding anything to the contrary in this Section 2.4, (a) nothing in this Section 2.4 will apply to or otherwise limit a Change of Control of MPAG and (b) if after the Effective Date, any Acquirer in connection with a Change of Control of MPAG is engaged in a Competing Program as of the closing date of such transaction, the Acquirer and its Affiliates existing prior to such Change of Control may continue to Develop, Manufacture, Commercialize, and otherwise exploit such Competing Program; provided, that, (i) none of Novartis’ Confidential Information is used in connection with such Competing Program, (ii) none of the Licensed IP, or MPAG’s Confidential Information are used in connection with such Competing Program, and (iii) MPAG establishes separate working teams to work on the Competing Program and the Products hereunder and implements reasonable measures that are designed to prevent transfer to, access, or use of any Confidential Information of Novartis by the teams working on such Competing Program.
2.5Option Period Manufacturing IP.
(a)MPAG hereby grants Novartis, a worldwide, perpetual, royalty-free, non-exclusive license under its interest in the Option Period Manufacturing IP for any application of the Option Period Manufacturing IP, including a right to sublicense to Third Parties to make and have made products; provided, for clarity, if Novartis desires to obtain a license to any MPAG Background Technology that does not primarily relate to the Platform or designed ankyrin repeat protein products to practice the Option Period Manufacturing IP, then such right shall be subject to a good faith obligation of MPAG to negotiate with Novartis commercial terms on which MPAG would grant a non-exclusive license to MPAG Background Technology for such purpose.
(b)Novartis hereby grants MPAG, a worldwide, perpetual, royalty-free, non-exclusive license under its interest in the Option Period Manufacturing IP for any application of the Option Period Manufacturing IP, including a right to sublicense to Third Parties to make and have made products; provided, for clarity, if MPAG desires to obtain a license to any Novartis Background Technology to practice the Option Period Manufacturing IP to make or have made the MPAG Compounds or Products, then such right shall be subject to a good faith obligation of Novartis to negotiate with MPAG commercial terms on which Novartis would grant a non-exclusive license to Novartis Background Technology for such purpose.
2.6Retained Rights. Notwithstanding the exclusive license granted by MPAG to Novartis under Section 2.1, MPAG retains the rights under the Licensed IP (a) to perform its obligations and to exercise its rights under this License Agreement, whether directly or through one or more Affiliates or, upon the prior written consent of Novartis (such consent not to be unreasonably withheld or delayed), subcontractors and (b) to conduct internal pre-clinical and non-clinical research of the MPAG Compounds or Products solely to the extent such research relates to improvement of the Platform.

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2.7No Implied Licenses; Negative Covenant. Except as expressly set forth herein, neither Party shall acquire any license, right, or other intellectual property interest, including any right to file, prosecute, maintain, enforce or defend, whether by implication or otherwise, under or to any Patent Rights, Know-How, or other intellectual property owned or otherwise controlled by the other Party. For clarity, the License excludes any compounds or products that are Controlled by MPAG other than MP0420 and MP0423. Neither Party shall, nor shall permit any of its Affiliates or sublicensees to, practice any Patent Rights or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this License Agreement.
3.GOVERNANCE
1.1Governance Committee. The Governance Committee established under Section 5.1 of the Option Agreement shall continue under this License Agreement, subject to the modified role and decision-making authority set forth in this Section 3, to provide oversight for the collaboration between the Parties with respect to the Development, Manufacturing, and Commercialization of the MPAG Compounds and Products undertaken pursuant to the terms of this License Agreement (the “Governance Committee”). Initially the membership of the Governance Committee will be comprised of each of the Parties’ respective representatives serving on the Governance Committee (as defined in the Option Agreement) established under the Option Agreement as of the Effective Date and, except as otherwise set forth in this Section 3, will be governed by the same operating procedures (including the policies for replacing Governance Committee members, policies for participation by additional representatives or consultants invited to attend Governance Committee meetings including employees of each Party or their respective Affiliates and/or consultants selected by each Party and representing various development functions (e.g., clinical, medical, regulatory, technical operations, statistics, manufacturing, intellectual property) and other functions, on an ad hoc basis, and as required from time to time, and the location of meetings) established for the Governance Committee (as defined in the Option Agreement) under the Option Agreement as of the Effective Date. For the avoidance of doubt, notwithstanding anything in the foregoing to the contrary, the role and decision making authority of the Governance Committee under this License Agreement shall be as set forth in, respectively, Section 3.2 and Section 3.4.
3.2Role of Governance Committee. Without limiting any of the foregoing, subject to Section 3.4, the Governance Committee will perform the following functions, some or all of which may be addressed directly at any given Governance Committee meeting:
(a)oversee the transfer and/or disclosure of Know-How by MPAG in accordance with the terms of Section 4;
(b)discuss and determine the manner in which the MPAG Ongoing Clinical Trials will be completed or transferred and the responsibilities of the Parties with respect thereto in accordance with the terms of Section 5.3;
(c)discuss and approve any MPAG Compound or Product Development activities to be conducted by MPAG whether independently or in collaboration with Novartis (other than those activities conducted by MPAG pursuant to Section 2.6);
(d)review and discuss (i) the Development Plan and any amendments thereto, (ii) Novartis’ Development activities in accordance with the terms of Section 5.4, (iii) material interactions and material submissions to Regulatory Authorities, (iv) the Manufacture of the MPAG Compounds and Products in accordance with the terms of Section 6.1, and (v) Novartis’ Commercialization activities in accordance with the terms of Section 7.2;

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(e)review and discuss proposals by Novartis or MPAG for the addition or removal of any country or territory from the list of “Commercial Territories”;
(f)establish subcommittees pursuant to Section 3.6 as it deems necessary or advisable to further the purpose of this License Agreement;
(g)discuss and attempt to resolve any disputes between any subcommittees that may arise during the Term; and
(h)perform such other review and advisory responsibilities as appropriate to further the purposes of this License Agreement as may be assigned to the Governance Committee by written agreement of the Parties or as is expressly set forth in this License Agreement.
3.3Meeting Logistics. The Governance Committee shall meet no less frequently than quarterly and at such other times as the Governance Committee or the Parties may reasonably agree. The first meeting of the Governance Committee shall be held as soon as reasonably practicable, but in no event later than [***] following the Effective Date. Meetings may be held in person, telephonically or by means of videoconference. [***] shall appoint one (1) of its representatives on the Governance Committee to act as chairperson of the Governance Committee. The chairperson shall appoint one (1) person (who need not be a member of the Governance Committee) to set agendas and manage logistical aspects for meetings and attend the meeting to record the minutes of the meeting in writing. Such minutes shall be circulated to the Parties promptly following the meeting for review, comment and approval. If no comments are received within [***] of the minutes’ receipt by a Party, unless otherwise agreed, they shall be deemed to be approved by such Party. All participants at a Governance Committee meeting shall bound by appropriate confidentiality obligations.
3.4Decision Making. Each Party will give due consideration to, and consider in good faith, the recommendations and advice of the other Party’s members of the Governance Committee regarding matters properly before the Governance Committee. The Governance Committee will endeavor to reach consensus on all decisions to be made by the Governance Committee, however, if the Governance Committee cannot unanimously agree on a matter to be decided by the Governance Committee then [***], provided, that notwithstanding the foregoing:
(a)[***] shall not exercise its final decision-making authority in a manner that would require [***] to undertake any activity that [***] reasonably believes in good faith would (w) violate any Applicable Law, the requirements of any Regulatory Authority, ethical principles, principles of scientific integrity, or any agreement with any Third Party entered into by [***], (x) pose an unacceptable risk or threat of harm in humans, (y) require [***] to infringe or misappropriate any intellectual property rights of any Third Party, in each case without [***] written consent, or (z) require [***] to perform any activities under the Development Plan or incur any material external costs or material internal expenses without [***] written consent; and
(b)the addition or removal of any country or territory from the list of “Commercial Territories” must be considered in good faith by both Parties, taking into consideration to the political and economic circumstances of such country or territory and its healthcare system, but any such addition or removal shall become effective only upon agreement in writing of both Parties.
3.5Alliance Directors. Within [***] following the Effective Date, each Party will appoint (and notify the other Party in writing of the identity of) a senior representative having a general understanding of development and manufacturing issues to act as its alliance manager under this License Agreement (each, an “Alliance Director”), provided however that if no notice is given pursuant to this Section 3.5 by a Party, such Party’s Alliance Director shall remain the Alliance Director appointed by the Party

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pursuant to the Option Agreement. The Alliance Directors will serve as the contact point between the Parties for the purpose of having oversight and progressing and facilitating coordination of any collaborative activities to be undertaken by the Parties under this License Agreement and will be primarily responsible for: (a) facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties; (b) raising cross-Party or cross-functional issues and disputes to their management in a timely manner and (c) resolving disputes in accordance with Section 17.5. Each Party may replace its Alliance Director on written notice to the other Party.
3.6Subcommittees. The Governance Committee may, from time to time, establish one or more subcommittees to (i) resolve particular matters appropriately within the authority of the Governance Committee and delegated by the Governance Committee to such subcommittee, and (ii) inform and support decisions of the Governance Committee. Each subcommittee will meet on a quarterly basis (and at such other times as the Governance Committee or the Parties may agree) and be composed of at least [***] project lead from each party and other representatives of each party to be agreed at the time of formation of such subcommittee.
3.7Costs of Governance. The Parties agree that the costs and expenses incurred by each Party in connection with its participation at any meetings under this Section 3 shall be borne solely by such Party.
3.8Limitations of Authority. The Governance Committee and each subcommittee has only the powers expressly assigned to it in this Section 3 and does not have the authority to: (a) modify or amend the terms and conditions of this License Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this License Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this License Agreement.
3.9Change of Control. In the event of a Change of Control of MPAG, Novartis may, upon [***] prior written notice to MPAG (or its successor entity) provided that such written notice is received by MPAG within [***] of Novartis first becoming aware of such Change of Control, disband the Governance Committee and any subcommittees, and, thereafter the exchange of information under this License Agreement shall be made through the Alliance Directors.
4.TRANSFER OF MPAG PRODUCTS KNOW-HOW AND REGULATORY MATERIALS.
4.1Transfer of MPAG Products Know-How.
(a)Promptly after the Effective Date, MPAG, without additional consideration, shall transfer (and in the event of trade secrets, disclose) to Novartis or its designated Affiliate all MPAG Products Know-How and Regulatory Materials, including raw and source data as appropriate, in existence as of the Effective Date and not already transferred or disclosed to Novartis or its designee under the Option Agreement. Without limiting the foregoing, MPAG will deliver to Novartis (or its designee) all manufacturing batch records, Development reports, analytical results, filings and correspondence with any Regulatory Authority (including notes or minutes of any meetings with any Regulatory Authority), raw material and excipient sourcing information, quality audit findings and any other relevant technical information relating to the MPAG Compounds and the Products.
(b)The transfer and disclosure of MPAG Products Know-How and Regulatory Materials undertaken pursuant to Section 4.1(a), shall take place in an orderly fashion and in electronic format as mutually agreed by the Parties, provided, that, if any such documentation is not available in electronic format, MPAG shall provide a hard copy of such documentation.

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(c)If Novartis or MPAG identifies other MPAG Products Know-How in MPAG’s or its Affiliates’ Control as of Effective Date that is necessary for the Development and Commercialization of the MPAG Compounds and the Products, MPAG will use commercially reasonable efforts to provide such MPAG Products Know-How to the extent it remains within MPAG’s or its Affiliates’ Control at the time of such identification. MPAG’s obligations under this section shall only apply to MPAG Products Know-How Controlled by MPAG and identified within [***] following the Effective Date or requested by a Regulatory Authority.
4.2Regulatory Materials. MPAG shall (and shall cause its Affiliates to) transfer and assign to Novartis (or its designee), and MPAG (on behalf of itself and its Affiliates) hereby does transfer and assign to Novartis, the Regulatory Materials (including INDs) Controlled by MPAG or any of its Affiliates as of the Effective Date that solely and specifically relate to the MPAG Compounds or Products; provided that any Regulatory Materials necessary to complete MPAG Ongoing Clinical Trials shall be transferred to Novartis (or its designee) upon completion thereof.
4.3Cooperation. MPAG will provide reasonable assistance to Novartis or its designated Affiliate in connection with understanding and using the MPAG Products Know-How and Regulatory Materials for purposes consistent with the License and the other rights granted to Novartis hereunder, including by providing information to assist Novartis or its designated Affiliate in developing formulations of the Products and its related activities and executing and delivering to Novartis such endorsements, assignments, and other documents as may be reasonably necessary to assign, convey, transfer, and deliver to Novartis all of MPAG’s rights, title, and interests in and to any Regulatory Materials and Regulatory Filings.
5.DEVELOPMENT
5.1Development. Subject to Section 5.2 and except for any Development activities undertaken by MPAG that are approved by the Governance Committee or are expressly permitted hereunder (including Section 2.6), Novartis will be responsible for conducting, at its sole expense, such research and preclinical, clinical and other Development of the MPAG Compounds or Products. Novartis shall conduct the Development of the MPAG Compounds and Products pursuant to a written development plan that sets forth (a) the objectives and activities of the Development for the MPAG Compounds and Products that are consistent with the Development Plan under the Option Agreement and (b) timelines for conduct of clinical trials, key Regulatory Authority meetings, filing of applications for Regulatory Approval, and the receipt of Regulatory Approvals (the “Development Plan”). The initial Development Plan is set forth in Exhibit D. Novartis shall update the Development Plan at least once per Calendar Quarter until the First Commercial Sale of a Product in a Commercial Territory and the Governance Committee shall review the amendments to the development Plan and the progress of activities being conducted under the Development Plan. For the avoidance of doubt, (i) Novartis shall have no obligations with respect to the frequency of updates to the Development Plan after the First Commercial Sale of any Product in any country in the Commercial Territories and (ii) during the Term and except as expressly permitted hereunder (including Section 2.6), MPAG shall not conduct any research or preclinical, clinical and other Development of the MPAG Compounds or Products without Novartis’ prior written consent or as agreed at the Governance Committee.
5.2Development Diligence. Novartis shall itself, or through its Affiliates, sublicensees, or other Third Parties, use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for the Products in the Commercial Indication in the [***] provided however, that [***].
1.3Ongoing Clinical Trials. As soon as practicable after the Effective Date, the Parties shall meet and discuss at the Governance Committee, the status, as of the Effective Date, of any ongoing clinical trials with respect to the Products being sponsored and/or conducted pursuant to the terms of the Option

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Agreement in order to determine the manner in which such clinical trials will be completed, the responsibilities of the Parties with respect thereto (taking into account MPAG’s reasonably available personnel resources and capabilities), and the estimated MPAG Ongoing Clinical Trial Costs that would be incurred by MPAG in the event that MPAG continued to sponsor and conduct such ongoing clinical trials after the Effective Date. To the extent the Governance Committee reasonably determines that MPAG will continue after the Effective Date to sponsor any ongoing clinical trial being sponsored and/or conducted by MPAG as of the Effective Date (an “MPAG Ongoing Clinical Trial”), Novartis (i) shall be responsible for and shall reimburse MPAG after issuance of an invoice therefor, for the MPAG Ongoing Clinical Trial Costs actually incurred, (ii) shall cooperate with MPAG to transfer the sponsorship and conduct of such MPAG Ongoing Clinical Trial to Novartis or its designee as soon as reasonably practicable as determined by the Governance Committee, and (iii) shall indemnify the MPAG Indemnitees with respect to each MPAG Ongoing Clinical Trials as set forth in Section 15.2(c).
5.4Development Updates. Novartis shall keep MPAG reasonably informed of Novartis’, its Affiliates’ and their respective sublicensees’ Development activities with respect to the MPAG Compounds and Products by providing updates through the Governance Committee at least once per Calendar Quarter.
5.5Regulatory.
(a)Subject to Section 5.2, Novartis will be responsible for all regulatory matters with respect to the MPAG Compounds or Products as it determines appropriate in its sole discretion, including the development and implementation of the strategy for, and all communications and interactions with, Regulatory Authorities with respect to the MPAG Compounds or Products and obtaining and maintaining Regulatory Approvals in the Territory in the name of Novartis or its Affiliates or sublicensees.
(b)MPAG shall fully cooperate with and provide reasonable assistance to Novartis in connection with any interactions with or filings made to Regulatory Authorities relating to the MPAG Compounds or Product(s) (including, to the extent applicable, filings related to the quantitative and qualitative composition of Products), including by executing any required documents, providing access to personnel and providing Novartis with copies of all reasonably required documentation.
(c)Novartis shall notify MPAG of all Regulatory Materials that it submits for the MPAG Compounds and Products in the [***] and shall provide MPAG with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials, in each case, as soon as reasonably practicable after such submission. Novartis shall, as soon as reasonably practicable after receipt, provide MPAG with copies of material correspondence received from the FDA or other Regulatory Authorities in the [***] with respect to the MPAG Compounds or Products.
(d)Novartis shall have the right to disclose the existence of, and the results from, any clinical trials conducted under this License Agreement in accordance with its standard policies.
5.6Compliance. Each Party agrees that, in performing its obligations under this License Agreement: (a) it shall comply with all applicable current international regulatory standards, including GMP, GLP, GCP and other rules, regulations and requirements; and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the US Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a) (the “Act”).
5.7Pharmacovigilance. Following the Effective Date, the Parties shall agree upon and implement a procedure for the mutual exchange of adverse event reports and safety information associated with the Products. Details of the operating procedure respecting such adverse event reports and safety

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information exchange shall be the subject of one or more mutually-agreed written pharmacovigilance agreement between the Parties which shall be entered into at a point in time that would be reasonably appropriate to ensure that that Parties’ Development activities undertaken pursuant to this License Agreement are done in compliance with all Applicable Law and other requirements of any applicable Regulatory Authorities (“Pharmacovigilance Agreement”). The Parties hereby acknowledge and agree that until the Pharmacovigilance Agreement is executed, the terms of the Clinical Collaboration Agreement relating to the exchange of adverse event reports and safety information associated with the Products shall apply.
5.8Quality.
(a)Quality Agreement. Following the Effective Date, the Parties shall negotiate in good faith one or more definitive agreements with regard to quality matters relating to clinical (GCP), non-clinical (GLP), and Manufacturing (GMP) (“Quality Agreement”) which shall be entered into at a point in time that would be reasonably appropriate to ensure that that Parties’ Development and Manufacturing activities undertaken pursuant to this License Agreement are done in compliance with all Applicable Law and other requirements of any applicable Regulatory Authorities. In the event of a discrepancy between this License Agreement and the Quality Agreement, the Quality Agreement governs with respect to quality matters and this License Agreement governs with respect to all other matters. The Parties hereby acknowledge and agree that until the Quality Agreement is executed, the terms of the Clinical Collaboration Agreement relating to quality matters in connection with the Products shall apply between the Parties.
(b)Pre-Qualification Audits. MPAG will allow, and will use reasonable efforts to procure that its contractors and subcontractors will allow, Novartis, its Affiliate or designated Third Party to perform audits, site visits or similar inspections of any site or facility where GxP relevant Development or manufacturing activities for any of the MPAG Compounds or the Products (including drug substance, drug product or any component of the Products) were performed (a “Pre-Qualification Audit”) as reasonably required by Novartis. Following a Pre-Qualification Audit, MPAG will use its reasonable efforts, and will use reasonable efforts to procure that its contractors and subcontractors will use reasonable efforts, to mutually agree any corrective and preventative remediation actions (“CAPAs”) identified by the Pre-Qualification Audit within [***] of issue of the audit report and thereafter carry out such CAPAs within the relevant timelines agreed between the Parties. In addition, if recommended by a Pre-Qualification Audit, Novartis will be entitled (subject to reasonable approval by the applicable contractors or subcontractors) to maintain persons in plant (“PIPs”) or local Third Party consultants (at Novartis’s option) to continue to observe and monitor quality matters, whether in relation to Development or manufacturing.
(c)Changes. Any changes or variations to the MPAG Compounds or to the Products (including the drug substance, drug product, packaging, labelling or any component(s)), the manufacturing or any facilities involved in the Development or manufacturing of the Products (including the drug substance and components) may only be made in accordance with the Quality Agreement(s).
(d)Audits, Inspections and Patient Safety.
(i)Following the Effective Date, MPAG will allow, and will use reasonable efforts to procure that its contractors and subcontractors will allow, Novartis, its Affiliate or designated Third Party to perform GxP Audits of any facility where Development (including research, non-clinical and clinical) or manufacturing activities for any of the MPAG Compounds or the Products were performed on reasonable prior notice in preparation for an inspection by a Regulatory Authority or investigation of a compliance

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issue with a Regulatory Authority. MPAG acknowledges that, in the case of suspected “critical findings”, [***] prior notice by MPAG shall constitute reasonable prior notice. MPAG will provide Novartis with a letter of authorization signed by the sponsor of any clinical study for the Products enabling such an audit within [***] of the Effective Date. MPAG will, and will use reasonable efforts to procure that its contractors and subcontractors will, use commercially reasonable efforts to mutually agree any CAPAs within [***] of issue of a GxP Audit report and thereafter carry out such CAPAs or required CAPAs within the relevant timelines; and
(ii)MPAG will promptly (and in any event within [***] of receipt of the relevant notice by MPAG, if and to the extend MPAG is informed of such inspection) inform Novartis of any intended or planned inspection by a Regulatory Authority of any facility where Development (including research, non-clinical and clinical) or manufacturing activities for any of the MPAG Compounds or the Products were performed. If available to MPAG, MPAG will promptly provide (or use reasonable efforts to cause its subcontractors to provide) Novartis an executive summary of the results of the inspection, including explanations of any issues raised by the Regulatory Authorities which could reasonably be expected to impact the MPAG Compounds or the Products and any proposed CAPAs.
(iii)To the extent that MPAG receives a copy of the information set out in (a) and (b) below, MPAG will procure that prompt disclosure is made to Novartis of:
(a)all Regulatory Authority inspection observations relating to or regarding the MPAG Compounds;
(b)all material correspondence or notices received from Regulatory Authorities relating to any facility where Development (including research, non-clinical and clinical) or manufacturing activities for any of the MPAG Compounds or the Products were performed to the extent such correspondences or notices are reasonably likely to adversely impact the MPAG Compounds, including: EIR, 483s, warning letters, EMA or European inspection reports, serious breaches, safety urgency measures, issues on PSURs, DSURs etc. and corresponding proposed responses.
(iv)MPAG shall notify Novartis promptly of any event relating to the MPAG Compounds or the Products that may reasonably be expected to have any adverse impact on patient safety, the efficacy or conduct of clinical trials and/or the integrity of any data relating to the MPAG Compounds or the Products and/or facilities where they were Developed or manufactured, and in any event such disclosure shall be made not later than [***] of the occurrence of such event, except in the case of warning letters which must be notified to Novartis no later than [***] of the receipt by MPAG of the relevant inspection report or correspondence. Following notification of such an event, MPAG will cooperate with Novartis in the preparation of any response or other communication to any Regulatory Authority, which could affect data integrity, a registration procedure or the Products.
(e)Costs and Expenses. Novartis shall reimburse all documented external costs on a pass-through basis and internal expenses at the FTE Rate, in each case, that are reasonably incurred by MPAG pursuant to this Section 5.8.
6.MANUFACTURING

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6.1Manufacturing. Novartis or its designated sublicensee(s) and subcontractor(s) will be solely responsible, as it determines appropriate in its sole discretion, for the Manufacture and supply of the MPAG Compounds or Products being Developed or Commercialized under this License Agreement. From time to time (but in no event more than twice during any Calendar Year) upon MPAG’s reasonable request, the Parties shall meet and discuss through the Governance Committee any material updates to the Manufacturing process for the MPAG Compounds or Products. In advance of any such updates, upon MPAG’s prior written request, Novartis shall disclose to MPAG the amount of (and any material observations or issues regarding the characteristics of) Product Manufactured by Novartis, its Affiliates or its designated sublicensees(s) or subcontractor(s) during the period of time noted in MPAG’s request.
1.2Manufacturing Know-How and Assistance. MPAG shall fully cooperate with and provide assistance to Novartis or its designee in order to ensure the transfer to Novartis the technical and Manufacturing information that is required for Novartis to Manufacture the MP0420 drug substance and MP0420 drug product.
1.3Purchase of Inventory. Promptly after issuance of an invoice therefor (which shall be issued by MPAG no earlier than the Effective Date), Novartis shall purchase, and MPAG shall supply, all quantities of usable inventory of the Products and raw material (including resins) used for the Products, in each case, that are under MPAG’s control as of the Effective Date (the “Purchased Inventory”) at a price equal to [***] of MPAG’s reasonable and documented costs [***] for Manufacturing such inventory [***]. An itemized list of all Purchased Inventory is set forth hereto as Exhibit C. The Purchased Inventory shall be delivered to Novartis at the address specified by Novartis in writing in advance. For the avoidance of doubt, Novartis shall not be obligated to purchase any Products pursuant to this Section 6.3 with a remaining shelf-life of less than [***] (the “Minimum Shelf Life”).
7.COMMERCIALIZATION
7.1Commercialization.
(a)Subject to Section 7.1(b), Novartis will be solely responsible for conducting, at its sole expense, all aspects of Commercialization of the Products in the Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement.
(b)On a country-by-country and Product-by-Product basis, Novartis shall itself, or through its Affiliates, sublicensees, or other Third Parties, upon (and subject to) receipt of Regulatory Approval for sale of a Product in any country in the Commercial Territories, use Commercially Reasonable Efforts to Commercialize the applicable Product in such country.
(c)For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Section 7, (i) Novartis shall have sole discretion (without reference to MPAG) to set or vary the price of the Products in the Field in the Territory and (ii) Novartis shall not have any diligence obligations with respect to its efforts to Commercialize the Products in any country in the Territory outside of the Commercial Territories.
7.2Commercialization Updates. Novartis shall keep MPAG reasonably informed of Novartis’, its Affiliates’ and their respective sublicensees’ Commercialization activities with respect to the Products by providing updates through the Governance Committee at least [***] per Calendar Year. Upon MPAG’s request (which may be made no more than [***] per Calendar Year) such updates shall include the amount of Net Sales of Products in each country in the Territory other than the Commercial Territories.

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7.3No Diversion. Novartis hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees shall not, promote, market, distribute, import, sell, or have sold any Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like outside the Commercial Territories for the purpose of distributing such Products in the Commercial Territories.
7.4Swiss Confederation. Novartis hereby acknowledges that the government of the Swiss Confederation committed early-, preclinical-stage funding to MPAG, and such funding enabled clinical studies and an initial production run of Product containing MP0420. Novartis further acknowledges that, in consideration for the government of the Swiss Confederation’s commitment of such early-, preclinical-stage funding to MPAG, that government obtained from MPAG a reservation right to certain doses of Product (the “Reserved Doses”). Novartis hereby agrees to assume MPAG's rights and obligations set out in that agreement (the “Swiss Confederation Early Research Investment and Reservation Agreement”) in the manner set forth in the relevant agreed form assignment and assumption agreement (the “Swiss Confederation Assignment Agreement”). The Swiss Confederation Assignment Agreement shall be executed by each of Novartis and MPAG on the Execution Date and MPAG shall give notice to the government of the Swiss Confederation that such assignment has taken place as soon as practicable following the Execution Date. For the avoidance of doubt, if the government of the Swiss Confederation wishes to obtain Products other than the Reserved Doses for which there is the aforementioned reservation right, it must seek to procure such Products through separate commercial negotiation and agreement with Novartis.
7.5NIAID Clinical Trial Agreement. Novartis hereby acknowledges and agrees to assume MPAG's rights and obligations set out in the NIAID Clinical Trial Agreement in the manner set forth in the relevant agreed form assignment and assumption agreement (the “NIAID CTA Assignment Agreement”). The NIAID CTA Assignment Agreement shall be executed by each of Novartis and MPAG on the Execution Date.
8.FINANCIAL PROVISIONS
8.1Option Exercise Payment. In partial consideration of the licenses and rights granted to Novartis hereunder, Novartis shall pay to MPAG a one-time, non-refundable, non-creditable option exercise payment of one hundred fifty million Swiss francs (CHF 150,000,000) within [***] after receipt by Novartis of an invoice in the form of Exhibit E from MPAG, which invoice shall be issued by MPAG no earlier than the Effective Date.
8.2Royalty Payments.
(a)In partial consideration of the licenses and rights granted to Novartis hereunder, during the applicable Royalty Term and subject to the remainder of this Section 8, Novartis will make royalty payments to MPAG on a [***] basis equal to twenty-two percent (22%) (as may be reduced pursuant to Section 8.3, Section 8.4, Section 8.5(c) or Section 12.6, the “Royalty Rate”) of the Net Sales of Products sold by Novartis, its Affiliates, or sublicensees in the Field in the Commercial Territories.
(b)Royalties are payable on a Product-by-Product and country-by-country basis from First Commercial Sale of such Product in such country in the Commercial Territories until the latest of (i) the expiration of the last Valid Claim covering such Product in such country, (ii) ten (10) years from the First Commercial Sale of such Product in such country, and (iii) the expiration of Regulatory Exclusivity in such country (“Royalty Term”). For the avoidance of doubt, royalties shall be payable only once with respect to the same unit of Product.

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(c)Following the expiration of the Royalty Term on a Product-by-Product and country-by-country basis, the License with respect to such Product shall continue in effect, but become fully paid-up, royalty-free, transferable, perpetual and irrevocable.
8.3Know-How Royalty. For any period during the Royalty Term in which (i) the sale of a Product in any country is not covered by a Valid Claim covering such Product or (ii) the sale of a Product in any country is covered only by a Valid Claim in Joint IP, the Royalty Rate with respect to Net Sales of such Product in such country for the remainder of the applicable Royalty Term shall be [***]. The Parties acknowledge that continued payment of royalties during remaining period of the Royalty Term at such reduced rate shall be consideration for the Know-How included in the License.
8.4Loss of Market Exclusivity. On a Product-by-Product and country-by-country basis, if Loss of Market Exclusivity occurs with respect to a Product in a country, then the then-applicable Royalty Rate shall be reduced by [***], commencing with the first Calendar Quarter after the Loss of Market Exclusivity occurs and continuing for the remainder of the Royalty Term for the applicable Product in the applicable country.
8.5Third Party Obligations.
(a)MPAG shall remain responsible for the payment of royalty, milestone and other payment obligations, if any, due to Third Parties under any Products IP or Enabling IP that have been licensed to MPAG and that are sublicensed to Novartis under this License Agreement. All such payments shall be made promptly by MPAG in accordance with the terms of the applicable license agreement.
(b)From time to time MPAG may notify Novartis in the event MPAG identifies a potential need to acquire a license to Patent Rights or Know-How owned or otherwise controlled by a Third Party that (i) would be necessary or reasonably useful for Novartis to research, Develop, Manufacture, Commercialize or otherwise exploit the MPAG Compounds and Products in the Field in the Territory and (ii) solely and specifically relates to the MPAG Compounds (“Third Party IP”); provided, [***] shall have the sole right to determine whether to acquire any such license in accordance with, and subject to, Section 8.5(c).
(c)In the event that [***] obtains rights to Third Party IP (in accordance with the preceding sentence or otherwise at its reasonable discretion), [***] to the applicable Third Party as an offset to the royalties payable for the applicable Product with respect to all Commercial Territories in which such rights are obtained. [***] agrees to fully cooperate with [***] to acquire such rights.
(d)Notwithstanding anything to the contrary, in no event shall this Section 8.5 (i) apply to the applicable country if the reductions in Section 8.3 and Section 8.4 apply to the Royalty Rate in such country for the applicable Calendar Quarter (i.e., the Royalty Rate is already [***]) or (ii) reduce the then applicable Royalty Rate for any Product in any country in any Calendar Quarter by more than [***]; provided, that any amount that Novartis is entitled to deduct under this Section 8.5 that is reduced by the limitation on the deduction in this Section 8.5(d) shall be carried forward and Novartis may deduct such amount from subsequent amounts due to MPAG until the full amount that Novartis was entitled to deduct is deducted.
8.6[***].
8.7Sales Outside the Commercial Territories. MPAG and Novartis acknowledge and agree that, for the avoidance of doubt, Novartis may freely exploit the Products outside the Commercial Territories and any

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sales in such other countries shall not be included in the Net Sales calculation for purposes of determining royalties payable under this Section 8.
8.8No Projections. MPAG and Novartis acknowledge and agree that nothing in this License Agreement shall be construed as representing an estimate or projection of anticipated sales of any Product. NEITHER MPAG NOR NOVARTIS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT IT WILL BE ABLE TO SUCCESSFULLY COMMERCIALIZE ANY PRODUCT OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.
9.REPORTS AND PAYMENT TERMS
9.1Royalty Payments and Reports. Novartis shall pay MPAG all royalty amounts due pursuant to Section 8 within [***] after the end of each Calendar Quarter during the Term following the First Commercial Sale of a Product. Novartis will provide concurrently with each payment of royalties due to MPAG a Sales & Royalty Report.
9.2Payment Terms.
(a)Except with respect to royalty amounts due pursuant to Section 8, each Party shall provide to the other Party an invoice for all amounts due to it under this License Agreement. Unless otherwise noted, payments on such invoices shall be made within [***] of the other Party’s receipt of the applicable invoice. Invoices to Novartis shall be in the form set forth in Exhibit E.
(b)All payments from Novartis to MPAG shall be made by wire transfer in CHF to the credit of such bank account as may be designated by MPAG in this License Agreement or in writing to Novartis. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location.
9.3Currency. All royalties under this License Agreement shall be calculated in USD and will be payable in CHF. For purposes of calculating royalties payable hereunder, (i) when conversion of payments from any foreign currency is required to be undertaken by Novartis, the USD equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology as consistently applied in its external reporting and (ii) when converting royalty amounts from USD to CHF for the purposes of payment to MPAG, the CHF amount shall be calculated using the average of the monthly exchange rate for such quarter using Novartis’ then-current standard exchange rate methodology as consistently applied in its external reporting.
9.4Late Payments. If Novartis fails to pay any undisputed payment under this License Agreement by the date when such payment is due, then, without limiting any other right or remedy of MPAG, such late payment shall be paid together with interest thereon at an annual rate (but with interest accruing on a daily basis) of [***] as quoted on Bloomberg (or if Bloomberg no longer exists, a similarly authoritative source), from the date on which such payment was originally due until the date of payment (provided, that, such rate shall not exceed the rate permissible under Applicable Law).
9.5Taxes.
(a)MPAG will pay any and all taxes levied on account of any payments made to it under this License Agreement. If any taxes are required to be withheld by Novartis, Novartis will: (a) deduct such taxes from the payment made to MPAG; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to MPAG; and (d) reasonably assist MPAG in its

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efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from or minimizing such deductions or withholdings under double taxation laws or similar circumstances.
(b)Each amount stated as payable under or pursuant to this License Agreement is exclusive of value added tax (“VAT”) (if any). If any VAT is payable or chargeable on or in respect of any amounts payable under this License Agreement, the paying Party shall pay the amount of such VAT in addition to the relevant consideration and the receiving Party shall provide the paying Party prior to the payment with a valid VAT invoice in the appropriate form and based on local indirect tax law.
9.6Records and Audit Rights.
(a)Each Party shall keep complete, true and accurate books and records in relation to this License Agreement, including, (i) with respect to Novartis, in relation to Net Sales and royalties and (ii) with respect to MPAG, in relation to MPAG Ongoing Clinical Trial Costs. Each Party will keep such books and records for at least [***] following the Calendar Year to which they pertain.
(b)Either Party (the “Auditing Party”) may, upon written request to the other Party (the “Audited Party”), cause an internationally-recognized independent accounting firm (which is reasonably acceptable to the Audited Party) (the “Auditor”) to inspect the relevant records of the Audited Party or its Affiliates to verify (i) with respect to Novartis, the royalties payable by Novartis and (ii) with respect to MPAG, the MPAG Ongoing Clinical Trial Costs, and, in each case the related reports, statements and books of accounts, as applicable; provided, that, the Auditor shall only be entitled to inspect the relevant books and records of Novartis to verify royalties payable by Novartis with respect to the [***] prior to the Calendar Year in which such inspection request is made. Before beginning its audit, the Auditor shall execute an undertaking acceptable to the Audited Party by which the Auditor shall agree to keep confidential all Confidential Information reviewed during such audit. The Auditor shall have the right to disclose to the Auditing Party only its conclusions regarding any payments owed under this License Agreement.
(c)The Audited Party shall make their relevant records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Party. The records shall be reviewed solely to verify the accuracy of Novartis’ royalties or MPAG Ongoing Clinical Trial Costs, as applicable, and in each case, compliance with this License Agreement. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time or MPAG Ongoing Clinical Trial. The Auditing Party agrees to hold in strict confidence all Confidential Information received and all Confidential Information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this License Agreement or to the extent required to comply with any law, regulation or judicial order.
(d)The Auditor shall provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party, before it is considered final. The Audited Party shall have the right to request a further determination by such Auditor as to matters which the Audited Party disputes within [***] following receipt of such report. The Audited Party will provide the Auditing Party and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [***] after the dispute notice is provided, which

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determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 17.5.
(e)In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Novartis, the underpaid or overpaid amount shall be settled promptly.
(f)The Auditing Party will pay for the fees and expenses of the Auditor, except that (i) Novartis will pay for such fees with respect to audits initiated by MPAG if Novartis is found to have underpaid MPAG by more than [***] of the amount that should have been paid for the audited period and (ii) MPAG will pay for such fees with respect to audits initiated by Novartis if Novartis is found to have overpaid MPAG by more than [***] of the amount that should have been paid for the applicable MPAG Ongoing Clinical Trial.
10.INTELLECTUAL PROPERTY RIGHTS
1.1Background Intellectual Property. Except as expressly set forth herein, as between the Parties, each Party is and shall remain the owner of all intellectual property and Confidential Information that it owned as of the Effective Date or that it develops or acquires thereafter pursuant to activities independent of this License Agreement.
1.2Joint IP. All intellectual property (including Know-How, Patent Rights, and any other intellectual property rights) relating to the MPAG Compounds or Products developed by or on behalf of either Party or their respective affiliates after the Effective Date and arising from the Parties’ activities under this License Agreement (“Joint IP”) shall be jointly owned by the Parties, independent of inventorship; provided, that New Manufacturing IP shall not be considered Joint IP for the purposes of this License Agreement. Each Party hereby assigns, and agrees to assign, into the joint names of both Parties, an equal and undivided interest in and to all Joint IP. At least once per Calendar Quarter, each Party shall disclose to the other Party the development, making, conception, or reduction to practice of any Joint IP. Subject to the exclusive licenses granted by MPAG to Novartis to Joint IP under Section 2.1, each Party shall have the right to fully exploit (including by way of granting licenses, assignments, mortgages or otherwise, in each case, solely over its share of the Joint IP) the Joint IP without a duty of seeking consent or accounting to the other Party, including for the researching, Developing, Manufacturing, or Commercializing of products.
10.3New Manufacturing IP.
(a)New Manufacturing IP shall be jointly owned by the Parties, independent of inventorship and each Party hereby assigns, and agrees to assign, into the joint names of both Parties, an equal and undivided interest in and to all such New Manufacturing IP. At least [***] per Calendar Quarter, each Party shall disclose to the other Party the development, making, conception, or reduction to practice of any New Manufacturing IP. Novartis hereby grants MPAG, a worldwide, perpetual, royalty-free, non-exclusive license under its interest in the New Manufacturing IP for any application of the New Manufacturing IP, including a right to sublicense to Third Parties to make and have made products; provided, for clarity, if MPAG desires to obtain a license to any Novartis Background Technology to practice the New Manufacturing IP to make or have made the MPAG Compounds or Products, then such right shall be subject to a good faith obligation of Novartis to negotiate with MPAG commercial terms on which Novartis would grant a non-exclusive license to Novartis Background Technology for such purpose. MPAG hereby grants Novartis, a worldwide, perpetual, royalty-free, non-exclusive license under its interest in the New Manufacturing IP for any application of the New Manufacturing IP, including a right to sublicense to Third Parties to make and have made products; provided, for clarity, if Novartis desires to obtain a license to any MPAG

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Background Technology that does not primarily relate to the Platform or designed ankyrin repeat protein products to practice the New Manufacturing IP, then such right shall be subject to a good faith obligation of MPAG to negotiate with Novartis commercial terms on which MPAG would grant a non-exclusive license to MPAG Background Technology for such purpose.
(b)The reciprocal licenses to New Manufacturing IP described in Section 10.3(a) are intended to be perpetual and shall survive the expiration or termination of the License Agreement.
1.4Ownership of Results and Data. All data and results arising from the Parties’ activities under the License Agreement, including clinical and regulatory data and information generated for regulatory purposes relating to the MPAG Compounds or Products shall be jointly owned by the Parties. At least once per Calendar Quarter, each Party shall disclose to the other Party all such data and results arising from the Parties’ activities under the License Agreement which have not previously been disclosed to the other Party.
10.5Patent Filing, Prosecution, Maintenance, Management & Strategy.
(a)[***] for filing, prosecuting, maintaining and managing (including related strategies) (1) [***] and (2) any Patent Rights in the [***], in each case of (1) and (2), that (i) relate exclusively to the [***] or (ii) do not primarily relate to the [***]) or [***] (collectively, the “[***] Patents”), at its own cost and expense. [***] will fully cooperate with [***] in connection with the filing, prosecution, maintenance and management of the [***] Patents, including by providing access to relevant persons and executing all documentation reasonably requested by [***]. [***] will keep [***] reasonably informed of all steps with regard to the preparation, prosecution, and maintenance of the [***] Patents including any decision as to whether to ‘opt-in’ or ‘opt-out’ of the EU Unitary Patent System pursuant to Regulation (EU) No 1257/2012 of December 17, 2012 as well as the Agreement on a Unified Patent Court as of February 19, 2013. [***] shall provide [***] with a copy of all communications to and from all patent authorities regarding the [***] Patents, including drafts of any filings or responses to be made to such patent authorities, sufficiently in advance of submitting such filings or responses so as to allow [***] a reasonable opportunity to review and comment thereon. [***] shall consider, in good faith, all reasonable requests and suggestions with respect to such drafts and any other comments or responses provided by [***], it being understood and agreed that [***] shall make all decisions relating thereto including, for the avoidance of doubt, [***].
(b)[***] will notify [***] of any decision not to file applications for, or to cease prosecution or maintenance of, or not to continue to pay the expenses of prosecution or maintenance of, any [***] Patents in the Territories. [***] will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent Right. In such event, [***] shall have the right, at its sole discretion and expense, to file or to continue prosecution or maintenance of such [***] Patent. If [***] does assume the prosecution and/or maintenance of such [***] Patent, then, at [***] cost and expense, (i) [***] shall cooperate with [***] to transfer the prosecution and maintenance of the [***] Patent, together with all relevant documentation and the file wrapper, to [***] and (ii) at [***] sole discretion, such Patent Right shall no longer be licensed to [***] and shall no longer form part of the [***], as the case may be. For the avoidance of doubt, such Patent Right shall not be deemed a [***] Patent. In the event that [***] assumes the prosecution and/or maintenance of a [***] Patent which is part of the [***] and [***] decides that such Patent Right shall no longer form part of the [***], then at [***] request and at [***] cost and expense, [***] shall execute such documents and perform such acts as may be reasonably necessary in a timely manner to effect an assignment of [***] interest in such Patent Right to [***].

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(c)[***] for filing, prosecuting, maintaining and managing (including related strategies) the [***] Patents and any Patent Rights in the [***] that are not [***] Patents (“[***] Patents”), at its own cost and expense. [***] will fully cooperate with [***] in connection with the filing, prosecution, maintenance and management of the [***] Patents, including by providing access to relevant persons and executing all documentation reasonably requested by [***]. [***] will keep [***] reasonably informed of the status of the [***] Patents (including by providing [***] copies of all filings made with Governmental Authorities with respect thereto, any office actions or office action responses or other correspondence that [***], its Affiliates or sublicensees provide to or receives from any patent office), it being understood and agreed that [***] shall make all decisions relating thereto including, for the avoidance of doubt, [***].
(d)[***] will notify [***] of any decision not to file applications for, or to cease prosecution or maintenance of, or not to continue to pay the expenses of prosecution or maintenance of, any [***] Patents in the Territory. [***] will provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Patent Right. In such event, [***] shall have the right, at its sole discretion and expense, to file or to continue prosecution or maintenance of such [***] Patent.
10.6Patent Enforcement and Defense.
(a)Each Party will promptly notify the other Party of any infringement, misappropriation, or other violation by a Third Party of any of the MPAG Products Patents, the MPAG Products Know-How, or any Joint IP, New Manufacturing IP or Option Period Manufacturing IP in the Field in the Territory of which it becomes aware, including any “patent certification” filed in the United States under 42 U.S.C. §262(i)(2) or §262(k) or similar provisions in other jurisdictions and of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any of the MPAG Products Patents or Patent Rights included in the Joint IP, New Manufacturing IP or Option Period Manufacturing IP (collectively “Third Party Infringement”).
(b)[***] will have the first right to bring and control any legal action in connection with any Third Party Infringement to the extent the applicable MPAG Products Patents, MPAG Products Know-How, Joint IP, New Manufacturing IP or Option Period Manufacturing IP (i) relate exclusively to the MPAG Compounds or Products or (ii) do not primarily relate to the [***] or a designed ankyrin repeat protein product other than a Product (“[***] Third Party Infringement”). [***] right to control such legal action shall be at its own expense as it reasonably determines appropriate (including deciding on any litigation strategy), and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If [***] fails to bring an action or proceeding with respect to, or to terminate, infringement of any [***] Third Party Infringement (1) within [***] following the notice of alleged infringement or (2) prior to [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, [***] shall have the right, to bring and control any such action at its own expense and by counsel of its own choice, and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if [***] notifies [***] in writing prior to [***] before such time limit for the filing of any such action that [***] intends to file such action before the time limit, then [***] shall be obligated to file such action before the time limit.
(c)[***] will have the first right to bring and control any legal action in connection with any Third Party Infringement that is not [***] Third Party Infringement (“[***] Third Party Infringement”). [***] right to control such legal action shall be at its own expense as it

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reasonably determines appropriate (including deciding on any litigation strategy), and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If [***] fails to bring an action or proceeding with respect to, or to terminate, infringement of any [***] Third Party Infringement (i) within [***] following the notice of alleged infringement or (ii) prior to [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, [***] shall have the right, to bring and control any such action at its own expense and by counsel of its own choice, and [***] shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if [***] notifies [***] in writing prior to [***] before such time limit for the filing of any such action that [***] intends to file such action before the time limit, then [***] shall be obligated to file such action before the time limit.
(d)If a Party initiates proceedings in accordance with this Section 10.6, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the proceedings. The costs and expenses of each Party incurred pursuant to this Section 10.6 will be borne by the Party initiating such proceedings. If one Party initiates proceedings in accordance with this Section 10.6, the other Party may join such proceedings as a party plaintiff where necessary for such other Party to seek lost profits or other appropriate damages or compensation with respect to such infringement.
(e)Any damages or other monetary awards recovered with respect to a Third Party Infringement brought pursuant to this Section 10.6 will be shared as follows:
(i)the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket expenses incurred in connection with such Third Party Infringement legal action (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then
(ii)any remaining proceeds constituting direct or actual damages for acts of infringement will be paid to, or retained by, MPAG in respect of any Third Party Infringement brought and controlled by MPAG, and Novartis in respect of any Third Party Infringement brought and controlled by Novartis; provided that any amounts received by Novartis will be included in Net Sales for the Calendar Quarter in which such amounts are received by Novartis; and
(iii)any remaining proceeds constituting punitive or treble damages will be allocated between the Parties as follows: the Party that brought and controlled the Third Party Infringement action will retain [***] of such proceeds and the other Party will receive [***] of such proceeds.
(f)Notwithstanding anything to the contrary under this Section 10.6, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this Section 10.6 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under any Patent Rights Controlled by the other Party or its Affiliates without first obtaining the written consent of the Party that Controls the relevant Patent Rights; provided, that either Party shall be entitled, without the consent of the other Party, to enter into a settlement, consent judgment or other voluntary final disposition of a suit that primarily relates to the establishment of a date by which the a generic or biosimilar product will be permitted to be Commercialized.
10.7Trademarks.

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(a)Novartis shall be solely responsible for selecting, registering and maintaining the Trademarks used for the Commercialization of the Products as it determines appropriate in its sole discretion, which may vary by country or within a country (“Product Marks”). Novartis shall Control all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary and pay all relevant costs thereto. Novartis shall have the sole right to initiate, at its own discretion, legal proceedings against any infringement or threatened infringement of the Product Marks.
(b)MPAG hereby grants Novartis a non-exclusive, royalty-free, sublicensable (through multiple-tiers) license to use the DARPin® Trademark and any other registered or unregistered Trademark, word, logo, tagline or slogan Controlled by MPAG which relates to the Products, solely in connection with the Manufacture, use, importation, sale or other Commercialization or exploitation of the Products in the Field in the Territory. Any use of any Trademark by Novartis pursuant to this Section 10.7(b) shall appropriately acknowledge MPAG’s ownership and, subject to Applicable Law, Novartis shall include, depending on the status of the DARPin® Trademark in a country within the Territory, either of the following notifications displayed prominently on all documents, labels, packs, advertisements and other materials that utilize the DARPin® Trademark:
“DARPin® is a registered trademark owned by Molecular Partners AG, and is used under license.”
or
“DARPin™ is a trademark owned by Molecular Partners AG, and is used under license.”
(c)Novartis will be solely responsible for registering, hosting, maintaining and defending all Product Marks that are internet domain names (the “Product Domain Names”) under all generic Top Level Domains (gTLDs) and under all relevant country code Top Level Domains (ccTLD). For the avoidance of doubt, Novartis may register such Product Domain Names in its own name, to host on its own servers, maintain and defend the Product Domain Names and use them for websites.
10.8Patent Extensions.
(a)If requested by [***] shall cooperate in obtaining patent term restoration (including under the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the [***] Patents in any country or region where applicable. [***] shall provide all reasonable assistance requested by [***], including permitting [***] to proceed with applications for such in the name of [***], if deemed appropriate by [***], and executing documents and providing any relevant information to [***].
(b)[***] shall have the first right, but not the obligation, to determine in good faith what extensions or supplementary protection certificates, with respect to the [***] Patents, should be applied for. [***] shall inform [***] of its determination whether or not to file, in good time and shall provide a copy of all documents and other information that [***] may need to allow [***] to file such extension or supplementary protection certificate requests, whether on its own behalf or on [***] behalf. Each Party shall provide prompt and reasonable assistance, as requested by the other, including by taking such action as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate.

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11.CONFIDENTIALITY
1.1Duty of Confidence. Subject to the other provisions of this Section 11, all Confidential Information disclosed by a Party or any of its Affiliates (the “Disclosing Party”) under this License Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party or any of its Affiliates (“Recipient Party”). Notwithstanding the foregoing, all New Manufacturing IP is the Confidential Information of both Parties and the terms of this License Agreement are the Confidential Information of both Parties. The Recipient Party may only use the Confidential Information of the Disclosing Party for the purposes of this License Agreement. Subject to the other provisions of this Section 11, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such Recipient Party maintains its own confidential information. Subject to the other provisions of this Section 11, a Recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of such Party and its Affiliates and sublicensees and to Third Parties, in each case, to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this License Agreement; provided, that such persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this License Agreement.
1.2Exceptions. The obligations under this Section 11 shall not apply to any information to the extent that the Recipient Party can demonstrate by competent evidence that such information:
(a)is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this License Agreement by the Recipient Party;
(b)was known to, or was otherwise in the possession of, the Recipient Party prior to the time of disclosure by the Disclosing Party;
(c)is disclosed to the Recipient Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party; or
(d)is independently developed by or on behalf of the Recipient Party, as evidenced by its written records, without reference to the Confidential Information disclosed by the Disclosing Party under this License Agreement.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Recipient Party unless the combination and its principles are in the public domain or in the possession of the Recipient Party.
11.3Authorized Disclosures. Each Recipient Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this License Agreement, or if and to the extent such disclosure is necessary in the following instances:
(a)filing or prosecuting Know-How or Patent Rights as permitted by this License Agreement;
(b)complying with applicable court orders or Applicable Laws, a bona fide legal process, the listing rules of any exchange on which such Party’s securities are traded;

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(c)in Regulatory Filings or Regulatory Materials that the Recipient Party has the right to file, or holds, as expressly set forth in this License Agreement;
(d)disclosure to the Recipient Party’s Affiliates, licensees and sublicensees, potential licensees and sublicensees, who, in each case, need to know such information in order for the Recipient Party to exercise its rights or fulfill its obligations under this License Agreement, provided, that such persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this License Agreement; and
(e)disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event the Recipient Party is required to disclose Confidential Information of the Disclosing Party in connection with Section 11.3(b), the Recipient Party shall (a) inform the Disclosing Party as soon as reasonably practicable of the required disclosure; (b) limit the disclosure to the required purpose; and (c) at the Disclosing Party’s request and expense, assist in an attempt to object to or limit the required disclosure.
11.4Ongoing Obligation for Confidentiality. Upon early termination of this License Agreement for any reason, each Party and its Affiliates shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party or any of its Affiliates, except for one copy which may be retained in its confidential files for archive or compliance purposes.
12.TERM AND TERMINATION
12.1Term. The term of this License Agreement will commence upon the Effective Date and continue, on a Product-by-Product and country-by-country basis until the expiration of the Royalty Term for such Product in such country, unless earlier terminated as permitted by this License Agreement (the “Term”). Notwithstanding the foregoing, on a Product-by-Product and country-by-country basis, upon expiration of the Term for such Product in such country, the following provisions of this License Agreement shall survive with respect to such Product in such country: Sections 2.1, 2.2, 2.5, 2.6, 2.7, 5.1, 5.5(a), 5.5(d), 6.1, 7.1(a), 7.1(c), 8.2(c), 8.5(a), 8.8, 9.6, 10.1 and 10.7.
12.2Termination for Cause; Insolvency.
(a)If either Novartis or MPAG is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within [***] (or [***] with respect to undisputed payments due under Section 8) after the breaching Party’s receipt of such notice, the non-breaching Party shall have the right thereafter to terminate this License Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such non-payment related breach is capable of being cured but cannot be cured within such [***] period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have an additional [***] period to cure such breach. In the event that arbitration is commenced in accordance with Section 17.6 with respect to any alleged breach hereunder, no purported termination of this License Agreement pursuant to this Section 12.2(a) shall take effect until it is finally determined pursuant to such arbitration that such material breach occurred. Any termination by any Party under this Section 12.2(a) and the effects of termination provided

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herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.
(b)Either MPAG or Novartis may terminate this License Agreement without notice if an Insolvency Event occurs in relation to the other Party.
12.3Termination by Novartis Without Cause. Novartis may terminate this License Agreement without cause in its entirety or on a Product-by-Product basis:
(a)upon [***] prior written notice (i) at any time prior to the date that any Product has received Regulatory Approval for the sale of such Product in any country in the Commercial Territories or (ii) at any time within [***] after the closing of a Change of Control of MPAG;
(b)upon [***] prior written notice at any time on or after the date that any Product has received Regulatory Approval for the sale of such Product in any country in the Commercial Territories; or
(c)upon [***] prior written notice if Novartis reasonably determines in good faith that a safety issue exists that would be reasonably expected to materially and adversely affect the Development, Manufacture, or Commercialization of any MPAG Compounds or Products.
12.4Rights in Bankruptcy. The Parties agree that this License Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Novartis, as licensee of such rights under this License Agreement, will retain and may fully exercise all of its protections, rights and elections under Section 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Code”), including Section 365(n) of the Code, and any similar laws in any other country in the Territory. The Parties further agree that, in the event of an Insolvency Event by or against MPAG under the Code and any similar laws in any other country in the Territory, Novartis will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless MPAG elects to continue to perform all of its obligations under this License Agreement, or (ii) if not delivered under (i) above, following the rejection of this License Agreement by or on behalf of MPAG upon written request therefor by Novartis. All rights, powers and remedies of Novartis provided for in this Section 12.4 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Code and any similar laws in any other country in the Territory).
1.5[***]. In the event that [***] then [***], by written notice to [***], either [***] until such time as [***]. In the event that [***], and provided that [***].
13.EFFECT OF TERMINATION
13.1Termination by Novartis for Cause. Upon termination of this License Agreement by Novartis with respect to a Terminated Product pursuant to Section 12.2: (i) subject to Section 10.3, any licenses and other rights granted by either Party to the other Party with respect to the Terminated Product will terminate and revert to the granting Party, and (ii) except as set forth in this Section 13.1 and in Section 13.3, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination with respect to the Terminated Product.

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13.2Termination by Novartis without Cause or by MPAG for Cause. Upon termination of this License Agreement by Novartis pursuant to Section 12.3 or by MPAG pursuant to Section 12.2:
(a)Licenses. Any licenses granted by MPAG to Novartis with respect to the Terminated Products will terminate and revert to MPAG. Any licenses granted by Novartis to MPAG with respect to the Terminated Products will continue in full force and effect. Any sublicense granted by Novartis pursuant to Section 2.2 will automatically terminate.
(b)Grant-Back Licenses. Effective as of the effective date of termination, Novartis shall and hereby does grant to MPAG a worldwide, exclusive, royalty-bearing license (on terms to be agreed under the Transition Plan), with the right to sublicense, under the Know-How and Patent Rights that are Controlled by Novartis that are necessary or reasonably useful to Develop, Manufacture, or Commercialize the Terminated Product, to Develop, Manufacture, use, sell, have sold, offer for sale and import the Terminated Products.
(c)Transition. The Parties shall meet to discuss and agree in good faith upon the terms of a transition plan (the “Transition Plan”) pursuant to which Novartis will facilitate an orderly and prompt transition of the Development, Manufacture, and Commercialization of the Terminated Product to MPAG and its designees, which shall include: (i) the terms for the license granted to MPAG under Section 13.2(b); (ii) the transfer by Novartis to MPAG or its designee the Know-How licensed to MPAG under Section 13.2(b) and the obligation for Novartis to provide reasonable assistance in connection with understanding and using the same; (iii) the transfer and assignment to MPAG all Regulatory Materials and clinical trial data to the extent solely related to the Terminated Product and necessary or reasonably useful for Developing, Manufacturing or Commercializing the Terminated Product; (iv) an assignment of Novartis’ rights, title, and interests in and to Product Marks (but, for clarity, not any Novartis corporate or house marks) owned by Novartis and used solely in connection with the Commercialization of the Terminated Product; (v) the reasonable advancement by Novartis to a reasonable conclusion or transition point before transferring any ongoing clinical trials to MPAG related solely to the Terminated Products (including the assignment of any Third Party clinical trial agreements) with the objective of minimizing disruption to the Development and Commercialization of the MPAG Compounds and Products; (vi) appropriate provisions for the transfer to MPAG of the right prosecute, maintain, and enforce the rights with respect to any Patent Rights in the Joint IP; and (vii) the transfer to MPAG of the safety database for the Terminated Product. MPAG will reimburse Novartis for all documented internal costs and external expenses incurred in connection with the activities conducted under the Transition Plan and in addition to such reimbursement. In consideration for the Know-How and Patent Rights generated by Novartis with respect to the Terminated Product prior to such termination and licensed to MPAG in accordance with the Transition Plan, MPAG will agree to pay Novartis reasonable compensation (whether through a royalty on Net Sales of the Terminated Product or a percentage of the amounts received from any Third Party under a license of the Terminated Product) as may be agreed by the Parties in good faith, taking into consideration the scope of the Know-How and Patent Rights licensed, the development stage pf the Terminated Products, and all other relevant factors. In the event that the Parties fail to agree on the final terms of and enter into the definitive agreements implementing the Transition Plan (“Transition Plan Agreements”) within [***] following the applicable termination, then the Parties shall submit such matter for resolution in accordance with the procedure set forth on Schedule 13.2(c).
(d)Inventory. MPAG shall have the option, exercisable within [***] following the effective date of such termination, to purchase Novartis’ inventory of such Terminated Product at a price equal to [***] of Novartis’ costs for such inventory of the Terminated Product. In the event MPAG exercises such right to purchase such inventory, Novartis shall grant, and hereby does grant, a royalty-free license to any trademarks, names, and logos of Novartis contained therein for a

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period of [***] from the date of MPAG’s exercise solely to permit the orderly sale of such inventory. If such inventory is insufficient to cover MPAG’s needs, Novartis shall, and shall cause its Affiliates to, use reasonable efforts to enter into one or more customary manufacture and supply agreements with MPAG for the manufacture and supply, for up to [***] following termination of this License Agreement, of the Terminated Products; provided, further, that during such period, MPAG shall use commercially reasonable efforts to undertake such transition and to address continuation of supply itself or through a Third Party.
(e)Termination of other Rights. Except as set forth in this Section 13.2 and in Section 13.3, the rights and obligations of the Parties hereunder (including the obligations of MPAG under Section 2.4) shall terminate as of the date of such termination.
13.3Survival. Expiration or termination of this License Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 1 (to the extent the definitions are used in other surviving provisions), 2.3, 9.6, 14.5, 15, and 17 (as applicable) shall survive expiration or termination of this License Agreement. The provisions of Section 11 (Confidentiality) shall survive the termination or expiration of this License Agreement for a period of [***].
13.4Termination Not Sole Remedy. Termination is not the sole remedy under this License Agreement and, whether or not termination is effected and notwithstanding anything contained in this License Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.
14.REPRESENTATIONS, WARRANTIES AND COVENANTS
14.1Representations and Warranties by Each Party. Each Party represents and warrants to the other Party, as of the Effective Date that:
(a)it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
(b)it has full corporate power and authority to execute, deliver, and perform this License Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this License Agreement and the consummation of the transactions contemplated by this License Agreement;
(c)this License Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
(d)other than compliance with the HSR Act or as may be required to conduct clinical trials or to seek or obtain Regulatory Approvals or applicable regulatory material, all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this License Agreement have been obtained;
(e)the execution and delivery of this License Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any other agreement to which it is a party; or (iii) violate any law; and
(f)(i) neither such Party nor, to the actual knowledge of such Party, any employee, agent or subcontractor of such Party involved or to be involved in the Development of the MPAG Compounds or Products has been debarred under Subsection (a) or (b) of Section 306 of the Act

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(each, a “Debarred Person”); (ii) no Debarred Person who is known by such Party to have been debarred under Subsection (a) or (b) of Section 306 of the Act will be employed by such Party in the performance of any activities hereunder; and (iii) to the actual knowledge of such Party, no Debarred Person on any of the FDA clinical investigator enforcement lists (including the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder.
14.2Representations and Warranties by MPAG. Except as otherwise set forth on Schedule 14.2 hereto, MPAG represents and warrants to Novartis, as of the Effective Date that:
(a)Exhibit F sets forth a complete and accurate list of all MPAG Patents in existence of the Execution Date;
(b)MPAG is the sole and exclusive owner of all of the MPAG Patents and the MPAG Products Patents are free from Encumbrances;
(c)Where MPAG Product Patents are listed in the records of any Governmental Authority, MPAG is listed as the sole and exclusive owner of record or exclusive licensee for each registration, grant and application included in such MPAG Product Patents;
(d)MPAG has the right to grant to Novartis the rights that MPAG purports to grant Novartis hereunder, including the right to grant (i) exclusive licenses to the MPAG Compounds and Products under the MPAG Products Patents and MPAG Products Know-How and (ii) non-exclusive licenses to the MPAG Compounds and Products under the MPAG Enabling Patents and MPAG Enabling Know-How;
(e)MPAG has not granted any Third Party rights that would interfere or be inconsistent with Novartis’ rights hereunder, and there are no agreements or other arrangements to which MPAG or any of its Affiliates is a party relating to the Platform, MPAG Compounds, the Products, MPAG Patents, or MPAG Know-How that would limit the rights granted to Novartis under this License Agreement or that materially restrict or will result in a restriction on Novartis’ ability to research, Develop, Manufacture, use, import, offer for sale, sell, have sold and otherwise Commercialize the MPAG Compounds or Products;
(f)no claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings or other proceedings are pending or, to MPAG’s knowledge, have been threatened as to the issued patents in the MPAG Patents, and, to MPAG’s knowledge, the issued patents in the MPAG Patents are valid and enforceable;
(g)neither MPAG nor any of its Affiliates has received any written Claim alleging that any of the Products IP or Enabling IP is invalid or unenforceable;
(h)MPAG has obtained from all individuals who have been identified as inventors of any MPAG Products Patents and MPAG Enabling Patents effective assignments of all ownership rights of such individuals in such MPAG Products Patents or MPAG Enabling Patents, either pursuant to written agreement or by operation of law;
(i)all required application, registration, maintenance, other related fees and renewal fees in respect of the MPAG Patents have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of obtaining or maintaining the MPAG Patents;

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(j)to MPAG’s knowledge, the Development, Manufacture, having Manufactured, use, importation, offering for sale, sale, having sold or other Commercialization of the MPAG Compounds and Products does not infringe the Patent Rights or misappropriate the Know-How of any Third Party and MPAG has not received any written notice alleging any such infringement or misappropriation;
(k)MPAG has not initiated or been involved in any Claims in which it alleges that any Third Party is or was infringing or misappropriating any Products IP or Enabling IP, nor have any such Claims been threatened by MPAG, nor does MPAG know of any valid basis for any such Claims;
(l)the Products IP and Enabling IP comprises all of the intellectual property rights used by MPAG and its Affiliates in the Development of the MPAG Compounds or Products prior to the Execution Date or the Effective Date, as applicable;
(m)MPAG has not entered into a government funding relationship that would result in rights to any MPAG Compounds or Products residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in Public Law 96 517 (35 U.S.C. 200 204) or any similar obligations under the laws of any other country;
(n)to MPAG’s knowledge, all preclinical and clinical studies or tests with respect to the MPAG Compounds or Products (other than those performed by Novartis under the Option Agreement): (i) conducted or sponsored by MPAG or any research, development, collaboration or similar partner of MPAG while acting in such capacity (each, a “Collaboration Partner”, but for clarity excluding Novartis, its Affiliates, sublicensees and subcontractors); or (ii) used to support any filing or application with a Regulatory Authority have, in each case ((i) and (ii)), have been conducted in material compliance with applicable laws and applicable rules, regulations and guidances (including the standards for good clinical practices relating to clinical trials for pharmaceuticals under applicable laws) and federal and state laws, rules, regulations and guidances restricting the use and disclosure of individually identifiable health information;
(o)MPAG has disclosed to Novartis all facts known to MPAG or any of its Affiliates that (i) relate to the Products; and (ii) would be reasonably likely to materially affect Novartis in connection with this License Agreement or the transactions contemplated hereby, and in all cases, such facts do not contain any materially untrue statement and do not omit any facts that, in light of the circumstances, would make such facts misleading;
(p)neither MPAG nor, to MPAG’s knowledge, any Collaboration Partner has received any written notice or other correspondence from the FDA, EMA or any other Regulatory Authority or institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests with respect to any MPAG Compounds or Product: (i) threatening the initiation of any action to place a clinical hold order on any such studies or tests; or (ii) otherwise requiring the termination, suspension or material modification of any such studies or tests;
(q)to MPAG’s knowledge, all clinical trials and studies conducted by or on behalf of MPAG (other than by Novartis under the Option Agreement) have been conducted, all data has been generated and stored, and Manufacturing and distribution has been conducted, in each case, with respect to the MPAG Compounds and Products, in compliance with Applicable Laws in all material respects;

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(r)MPAG has not, and to MPAG’s knowledge, no Collaboration Partner has, altered, falsified, or otherwise manipulated any data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, reliability or Manufacturing of the MPAG Compounds or Products;
(s)the Purchased Inventory (i) has been Manufactured in compliance with all Applicable Laws, including cGMP, (ii) is free of any Encumbrances, (iii) has not been not be adulterated, mislabeled or misbranded by MPAG within the meaning of the FDCA, (iv) has been stored in accordance with the specifications, and (v), unless otherwise agreed in Exhibit C, meets the Minimum Shelf Life; and
(t)the MPAG Produced Purchased Inventory complies with the applicable final specifications at the time of delivery to Novartis.
14.3Covenants of MPAG. MPAG covenants and agrees that:
(a)during the Term, MPAG will not (i) grant any interest in the MPAG Patents or MPAG Know-How which is inconsistent with the terms and conditions of this License Agreement, or (ii) other than in connection with a Change of Control, assign its right, title or interest in or to the MPAG Enabling Patents, MPAG Enabling Know-How, MPAG Products Patents, MPAG Products Know-How, Joint IP, New Manufacturing IP or Option Period Manufacturing IP to any Third Party in a manner which is inconsistent with the terms and conditions of this License Agreement;
(b)if, at any time during the Term it becomes aware that it, any of its Affiliates, or any employee, agent or subcontractor of MPAG who participated, or is participating, in the performance of any activities hereunder or who is otherwise engaged in any activities in connection with the MPAG Compounds or Products is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 14.1(f), it will provide written notice of this to Novartis within [***] of its becoming aware of this fact;
(c)it shall maintain insurance with respect to its activities and obligations under this License Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this License Agreement to do the same; and
(d)during the Term, MPAG shall not, without the prior written consent of Novartis, [***].
14.4Covenants of Novartis. Novartis covenants and agrees that:
(a)during the Term, Novartis will not assign its right, title or interest in or to the Joint IP, New Manufacturing IP or Option Period Manufacturing IP to any Third Party in a manner which is inconsistent with the terms and conditions of this License Agreement;
(b)if, at any time during the Term it becomes aware that it or any employee, agent or subcontractor of Novartis who participated, or is participating, in the performance of any activities hereunder or who is otherwise engaged in any activities in connection with a MPAG Compound or Product is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 14.1(f), it will provide written notice of this to MPAG within [***] of its becoming aware of this fact; and

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(c)it shall maintain insurance with respect to its activities and obligations under this License Agreement in such amounts as are commercially reasonable in the industry for companies conducting similar business and shall require any of its Affiliates undertaking activities under this License Agreement to do the same.
14.5No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 14: (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR MPAG; (B) ALL OTHER CONDITIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT; AND (C) NOVARTIS EXPRESSLY DISCLAIMS ANY REPRESENATION AND MAKES NO WARRANTY THAT ANY OF THE NOVARTIS’ DEVELOPMENT ACTIVITIES CONDUCTED UNDER THIS LICENSE AGREEMENT WILL RESULT IN, OR CONTRIBUTE TO, THE SUCCESSFUL COMPLETION OF A CLINICAL TRAL OR REGULATORY APPROVAL OF A MPAG COMPOUND OR PRODUCT.
15.INDEMNIFICATION; LIABILITY
1.1Indemnification by MPAG. MPAG shall indemnify and hold Novartis, its Affiliates, and their respective officers, directors, and employees (the “Novartis Indemnitees”) harmless from any and all liabilities, damages, losses, costs, or expenses of any nature (including reasonable attorneys’ fees and litigation expenses) (“Losses”) incurred by or imposed upon the Novartis Indemnitees or any of them in connection with any Claim to the extent arising or resulting from: (a) subject to Section 15.4, MPAG’s, or any of its Affiliates’, sublicensees’ or contractors’ actions in connection with the Development of the MPAG Compounds or Products prior to the Effective Date; (b)(i) the MPAG Produced Purchased Inventory that fails to conform to the representations and warranties in Section 14(s) or Section 14(t) or (ii) MPAG’s, or any of its Affiliates’, sublicensees’ or contractors’ actions or omissions in connection with the supply of the MPAG Produced Purchased Inventory; (c) the gross negligence or willful misconduct of MPAG or any MPAG Indemnitee; or (d) the material breach of any provision of this License Agreement or a Pharmacovigilance Agreement or Quality Agreement by MPAG; provided, that MPAG shall not be obliged to so indemnify and hold harmless the Novartis Indemnitees for any Claims to the extent that such Claims arise from the breach, negligence, or willful misconduct of Novartis or any Novartis Indemnitee.
1.2Indemnification by Novartis. Novartis shall indemnify and hold MPAG, its Affiliates, their respective officers, directors, and employees (the “MPAG Indemnitees”) harmless from any and all Losses incurred by or imposed upon the MPAG Indemnitees or any of them in connection with any Claim, in each case, to the extent arising or resulting from: (a) Novartis’, or any of its Affiliates’, sublicensees’ or contractors’ actions in connection with the Development, Manufacture or Commercialization of the MPAG Compounds or Products; (b) the gross negligence or willful misconduct of Novartis or any Novartis Indemnitee; (c) an MPAG Ongoing Clinical Trial; or (d) the material breach of any provision of this License Agreement or a Pharmacovigilance Agreement or Quality Agreement by Novartis; provided, that Novartis shall not be obliged to so indemnify and hold harmless the MPAG Indemnitees for any Claims to the extent that such Claims arise from the breach, negligence, or willful misconduct of MPAG or any MPAG Indemnitee.
1.3Indemnification Procedure.
(a)If any of the Novartis Indemnitees or MPAG Indemnitees (the “Indemnified Parties”) receives written notice of the commencement of any Claim, and such Indemnified Party intends to seek indemnification pursuant to this Section 15, the Indemnified Party shall promptly provide

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Novartis (if such Indemnified Party is a Novartis Indemnitee) or MPAG (if such Indemnified Party is a MPAG Indemnitee) written notice of such Claim, and such Party shall provide the other Party (the “Indemnifying Party”) with written notice of such Claim within [***] of its receipt of notice from the Indemnified Party, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice within the time frame specified will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.
(b)The Indemnifying Party will have [***] from receipt of any such notice of a Claim to give notice to assume the defense, appeal or settlement proceedings thereof; provided that the Indemnifying Party shall only be permitted to assume the defense of a Claim if it admits that it is liable to indemnify the Indemnified Party in respect of the Claim. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense, appeal or settlement proceedings of the Indemnified Party against the Claim with counsel of its choice; provided, that the Indemnifying Party may not assume the defense, appeal or settlement of a Claim: (i) involving any criminal proceeding, action, indictment, allegation or investigation; (ii) in which relief other than monetary damages is sought; or (iii) if the Claim relates to taxes. In addition, the Indemnifying Party may not maintain the defense of a Claim if it has failed to defend such Claim in good faith. So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Claim in accordance herewith, (x) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of the Claim, and (y) the Indemnifying Party shall not admit to any wrongdoing by the Indemnified Party.
(c)The Indemnifying Party shall have the right to settle any Claim for which: (i) the Indemnifying Party is responsible for [***] of the applicable Losses under this Section 15; and (ii) the Indemnifying Party obtains a full release of the Indemnified Party with respect to such Claim or to which settlement the Indemnified Party consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). As to any Claim with respect to which the Indemnifying Party does not assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The Indemnified Party and the Indemnifying Party will act in good faith in responding to, defending against, settling or otherwise dealing with Claims. The Indemnified Party and the Indemnifying Party will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings with respect to a Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party for (1) any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) or (2) any Losses not indemnifiable pursuant to this Section 15.
15.4Survival of Option Agreement Indemnification Obligations. Notwithstanding anything to the contrary herein or in the Option Agreement, Article 11 of the Option Agreement survives expiration or termination of the Option Agreement and applies to Claims (as defined under the Option Agreement) arising under the Option Agreement.
15.5Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Section 15. Nothing in this

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License Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
15.6Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 15.
15.7No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.
16.PUBLICATIONS AND PUBLICITY
1.1Publications.
(a)In the event that Novartis proposes to make any scientific or other publication or presentation regarding a MPAG Compound or Product, Novartis shall provide MPAG with an advance copy of each proposed publication or presentation at least [***] prior to its proposed date of publication or presentation. MPAG shall have [***] to review and provide any comments on the proposed publication or presentation and Novartis shall consider such comments in good faith. In any event, Novartis shall comply with any request to delete reference to MPAG’s Confidential Information from such publication or presentation and will withhold publication or presentation for an additional [***] if so requested by MPAG, in order to permit MPAG to obtain Patent Right protection in accordance with the terms of this License Agreement. Novartis shall reasonably acknowledge MPAG’s contribution and authorship according to customary standards.
(b)MPAG shall not be permitted to make any scientific or other publication or presentation regarding a MPAG Compound or Product without Novartis’ prior written consent; provided that, the foregoing restriction shall not apply MPAG’s to ability to make any publications or presentations: (i) which relate to [***], or (ii) where the initial draft of such publication was first submitted for review by Novartis prior to the Effective Date.
1.2Publicity.
(a)Except as permitted under Section 10.7(b), neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or any of its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained.
(b)Subject to Section 16.2(c), each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this License Agreement, the terms hereof or any information relating to this License Agreement without the prior written consent of the other Party; provided that following execution of this License Agreement MPAG shall be permitted to issue a press release in the form attached hereto as Exhibit G. Notwithstanding the foregoing, neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this License Agreement that has already been publicly disclosed by such Party or by the other Party in accordance with this Section 16.2; provided that

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such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable and commercially justifiable.
(c)Notwithstanding anything to the contrary in this Section 16, Novartis may issue press releases and other public statements as it deems appropriate in connection with the Development and Commercialization of MPAG Compounds or Products under this License Agreement, provided that Novartis shall first provide MPAG with an advance copy of each proposed press release or public statement at least [***] prior to its proposed date of publication or presentation, it being understood that such provision by Novartis shall be for informational purposes only; provided that Novartis shall reasonably consider any comments that MPAG may have on such press release or public statement.
(d)Notwithstanding the foregoing in this Section 16.2, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to Applicable Law or governmental regulation or pursuant to the rules of any recognized stock exchange. In the event of a disclosure required by Applicable Law, governmental regulation or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form, and content of such required disclosure. If so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this License Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party and reasonably cooperate with the other Party on the provisions of this License Agreement, together with Exhibits, Schedules or other attachments attached hereto, to be redacted in any filings made by MPAG or Novartis with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.
17.GENERAL PROVISIONS
17.1Assignment. Neither Party may assign or transfer this License Agreement or its rights and obligations under this License Agreement without the other Party’s prior written consent, except that: (a) either Party may assign or transfer this License Agreement or its rights and obligations under this License Agreement or any part hereof to one (1) or more of its Affiliates without the consent of the other Party; and (b) either Party may assign or transfer this License Agreement in its entirety to a successor to all or substantially all of its business or assets to which this License Agreement relates, whether by merger, sale of stock, sale of assets, or otherwise without the consent of the other Party. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this License Agreement (or related to the assigned portion in case of a partial assignment to an Affiliate), and no permitted assignment shall relieve the assignor of liability hereunder. Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this License Agreement, this License Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
17.2Change of Control Event Involving MPAG. In the event MPAG is subject to a Change of Control, it will provide written notice to Novartis within [***] following the closing of such Change of Control, and such notice will identify the Third Party acquiring company (the “Acquirer”) and the contact information of the person at the Acquirer with whom Novartis will work to schedule meetings between the Acquirer and Novartis. Promptly following the closing of such Change of Control, MPAG or the Acquirer will meet or hold a teleconference with Novartis at a mutually agreed date, time and place to discuss any possible impacts of the Change of Control for this License Agreement and, if Novartis has

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elected to terminate this License Agreement pursuant to Section 12.3(c), the orderly transition of all Development, Manufacture, and Commercialization activities of the Terminated Products to MPAG, the Acquirer or an Affiliate or designee. Notwithstanding anything to the contrary herein, in the event of a Change of Control of MPAG, the intellectual property rights of the Acquirer (and its Affiliates existing prior to the Change of Control or thereafter other than MPAG), whether controlled prior to the Change of Control or developed independently of this License Agreement, will not be included in the Products IP, the Enabling IP, or the Trademarks licensed by MPAG to Novartis hereunder.
17.3Extension to Affiliates. Each Party shall have the right to extend the rights, licenses, immunities, and obligations granted in this License Agreement to one or more of its Affiliates. All applicable terms and provisions of this License Agreement shall apply to any such Affiliate to which this License Agreement has been extended to the same extent as such terms and provisions apply to such Party, and such Party shall remain fully liable for any acts or omissions of such Affiliates in breach thereof.
17.4Severability. Should one (1) or more of the provisions of this License Agreement become invalid or unenforceable as a matter of law, then this License Agreement shall be construed as if such provision were not contained herein and the remainder of this License Agreement shall be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
17.5Dispute Resolution. Except with respect to the Transition Plan which shall be governed by Section 13.2(c), in the event of any disputes, controversies or differences between the Parties, arising out of, in relation to, or in connection with this License Agreement, including any alleged failure to perform, or breach, of this License Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of this License Agreement a (“Dispute”), then upon the written request of either Party, the Parties agree to a meeting of the appropriate subject matter expert at each Party, as determined by each Party’s Alliance Director, and discuss in good faith an amicable resolution thereof. If the Dispute is not resolved within [***] following the written request for amicable resolution, then either Party may then escalate the matter to the Chief Executive Officer of each of Novartis and MPAG. If the Chief Executive Officers of the Parties cannot resolve the Dispute within [***] following escalation thereto for amicable resolution, then either Party may initiate arbitration under Section 17.6. Any disputes concerning the propriety of initiating arbitration or the scope or applicability of the agreement to arbitrate shall be determined by arbitration.
17.6Governing Law and Jurisdiction. This License Agreement shall be governed by, and interpreted in accordance with, the substantive laws of Switzerland (excluding its rules on conflict of laws and excluding the UN Convention on Contracts for the International Sale of Goods). Any Dispute, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three; the seat of the arbitration shall be Zurich, Switzerland; the arbitral proceedings shall be conducted in English. Notwithstanding the foregoing, inventorship of any invention conceived or reduced to practice by either Party or jointly by the Parties pursuant to the License Agreement, shall follow the rules of the Laws of the U.S. (without reference to any conflict of law principles). The arbitration award shall be final and binding on the Parties and the Parties undertake to carry out any award without delay. Judgment upon the award may be entered in any court of competent jurisdiction.
1.7Specific Performance. The Parties agree that irreparable damage would occur if any provision of this License Agreement were not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which it is entitled at law or in equity. It is therefore agreed that each Party shall be entitled to seek a temporary,

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preliminary and/or permanent injunction or injunctions to prevent breaches of this License Agreement and to enforce specifically the performance of the terms of this License Agreement, without posting any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity, and if any action should be brought in equity to enforce any of the provisions of this License Agreement, the other Party shall not raise the defense that there is an adequate remedy at law.
1.8Force Majeure. Neither Party shall be responsible to the other Party for any failure or delay in performing any of its obligations under this License Agreement or for other nonperformance hereunder if such delay or nonperformance is caused by strike, stoppage of labor, lockout or other labor trouble, fire, flood, epidemic, pandemic, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations.
17.9Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this License Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
17.10Relationship of the Parties. Nothing contained in this License Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between MPAG and Novartis, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this License Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party.
17.11Notices. All notices, consents, waivers, and other communications under this License Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):
If to MPAG:
[***]
with a copy to:
[***]
If to Novartis:
[***]
with a copy to:
[***]
17.12Further Assurances. Novartis and MPAG each hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take

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any such other action as may be reasonably necessary to carry out the intent and purposes of this License Agreement.
17.13Compliance with Law. Each Party shall perform its obligations under this License Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this License Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.
17.14No Third Party Beneficiary Rights. The provisions of this License Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any Third Party beneficiary rights).
17.15English Language. This License Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this License Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.
17.16Expenses. Except as otherwise expressly provided in this License Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this License Agreement.
17.17Entire Agreement. This License Agreement, together with its Schedules and Exhibits and the Pharmacovigilance Agreement(s) and Quality Agreement(s), sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. The Parties agree that the Option Agreement is hereby expired (in accordance with Section 9.1(a) thereof) as of the Effective Date, but (a) each Party’s information that was the subject of confidentiality obligations under the Option Agreement shall been deemed to be Confidential Information of such Party under this License Agreement and (b) indemnification obligations under Article 11 of the Option Agreement survive and apply to Claims (as defined under the Option Agreement) arising under the Option Agreement.
17.18Counterparts. This License Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This License Agreement may be executed by facsimile or electronically transmitted signatures (including .pdf) and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
17.19Cumulative Remedies. No remedy referred to in this License Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this License Agreement or otherwise available under law.
[Signature Page Follows.]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Execution Date.

NOVARTIS PHARMA AG By: [***] Name: [***] Title: [***]	MOLECULAR PARTNERS AG By: Name: Title:
By: Name: Title:	By: Name: Title:

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Execution Date.

NOVARTIS PHARMA AG By: Name: Title:	MOLECULAR PARTNERS AG By: Name: Title:
By: [***] Name: [***] Title: [***]	By: Name: Title:

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Execution Date.

NOVARTIS PHARMA AG By: Name: Title:	MOLECULAR PARTNERS AG By: [***] Name: [***] Title: [***]
By: Name: Title:	By: [***] Name: [***] Title: [***]

EXHIBIT A
MPAG COMPOUNDS
[***]

EXHIBIT B
[PURPOSEFULLY BLANK]

EXHIBIT C
PURCHASED INVENTORY
[***]

EXHIBIT D
DEVELOPMENT PLAN

[***]

EXHIBIT E
SAMPLE INVOICE
[***]

EXHIBIT F
MPAG PATENTS
[***]

EXHIBIT G
PRESS RELEASE
[***]

SCHEDULE 13.2(C)
RESOLUTION OF TRANSIITION PLAN AGREEMENTS
[***]

SCHEDULE 14.2
MPAG DISCLOSURES
[***]